UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

NOTICE OF 2012 ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 1, 2012

Please join us for the 2012 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 1, 2012, at 7:00 a.m. Central time in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas.

The purposes of the 2012 Annual Shareholders’ Meeting are:

(1)	to elect as directors the 16 nominees named in the attached proxy statement;

(2)	to ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2013;

(3)	to vote on a non-binding, advisory resolution to approve the compensation of the company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the attached proxy statement;

(4)	to vote on the three shareholder proposals described in the attached proxy statement; and

(5)	to transact other business properly brought before the 2012 Annual Shareholders’ Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Shareholders’ Meeting. This year, we will once again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials on the internet. As a result, we are mailing a notice of availability of the proxy materials on the internet, rather than a full paper set of the proxy materials, to many of our shareholders. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

You must have been the holder of record of shares of Wal-Mart Stores, Inc. common stock at the close of business on April 4, 2012 to vote at the 2012 Annual Shareholders’ Meeting. If you plan to attend the meeting, please bring the admittance slip on the back cover of this proxy statement or other proof of your ownership of Wal-Mart Stores, Inc. common stock as of the close of business on the record date (such as the notice of availability of our proxy materials if you received one) and picture identification. Regardless of whether you will attend, please vote as described on pages 3 through 7 of the proxy statement. Voting in any of the ways described will not prevent you from attending the 2012 Annual Shareholders’ Meeting.

The proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2012 are available at the “Investors” section of our corporate website at www.walmartstores.com/annualmeeting. In accordance with the rules of the Securities and Exchange Commission, we do not use software that identifies visitors accessing these materials on our website.

By Order of the Board of Directors

Jeffrey J. Gearhart

Secretary

Bentonville, Arkansas

April 16, 2012

Admittance Requirements on Back Cover

WAL-MART STORES, INC.

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

PROXY STATEMENT

On April 16, 2012, we began mailing to some of our shareholders a notice that this proxy statement and the related proxy materials are available on the internet. That notice contains instructions on how to access the proxy materials on the internet. On April 16, 2012, we also began mailing a full set of proxy materials to other shareholders, including shareholders who have previously requested to receive a paper copy of the proxy materials. On this date, we also sent instructions via e-mail regarding how to access the proxy materials electronically to certain shareholders who have previously requested this method of delivery. These proxy materials relate to the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at our 2012 Annual Shareholders’ Meeting. The meeting will be held in Bud Walton Arena on the campus of the University of Arkansas, Fayetteville, Arkansas, on Friday, June 1, 2012, at 7:00 a.m. Central time.

DIRECTIONS AND ADMITTANCE SLIP	Back Cover

TABLE OF ABBREVIATIONS

The following abbreviations are used for certain terms that appear in this proxy statement:

2011 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting held on June 3, 2011

2012 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting to be held on June 1, 2012

401(k) Plan: the Walmart 401(k) Plan

Annual Report to Shareholders: Walmart’s Annual Report to Shareholders for fiscal 2012

Associate: an employee of Walmart or one of its subsidiaries

Audit Committee: the Audit Committee of the Board

Board: the Board of Directors of Walmart

Board committees: the Audit Committee, the CNGC, the Executive Committee, the Global Compensation Committee, the SPFC, and the TeCC

Broadridge: Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2012 Annual Shareholders’ Meeting

Bylaws: the amended and restated Bylaws of Walmart, effective as of June 2, 2011

CD&A: the Compensation Discussion and Analysis included in this proxy statement

CEO: the Chief Executive Officer of a company

CFO: the Chief Financial Officer of a company

Chairman: the Chairman of a board of directors of a corporation, the board of managers of a limited liability company, the board of directors or similar governing body of a non-profit entity, or any committee of the foregoing

CNGC: the Compensation, Nominating and Governance Committee of the Board

Deferred Compensation Plan: Until January 31, 2012, the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan. Beginning February 1, 2012, the Walmart Deferred Compensation Matching Plan, which replaced the Officer Deferred Compensation Plan

Director Compensation Deferral Plan: the Wal-Mart Stores, Inc. Director Compensation Deferral Plan, effective June 4, 2010, which sets forth terms and procedures with respect to the deferral of cash and equity compensation paid to Non-Management Directors

E&Y: Ernst & Young LLP, an independent registered public accounting firm

Exchange Act: the Securities Exchange Act of 1934, as amended

Executive Committee: the Executive Committee of the Board

Executive Officers: those senior officers of our company designated by the Board as executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16

Fiscal 2014, fiscal 2013, fiscal 2012, fiscal 2011 and fiscal 2010: Walmart’s fiscal years ending January 31, 2014, 2013, 2012, 2011, and 2010, respectively

GAAP: generally accepted accounting principles in effect in the United States from time to time

Global Compensation Committee or GCC: the Global Compensation Committee of the Board

Independent Directors: the Walmart directors whom the Board has determined have no material relationships with our company pursuant to the standards set forth in the NYSE Listed Company Rules and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act

Internal Revenue Code: the Internal Revenue Code of 1986, as amended

Management Incentive Plan or MIP: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated effective February 1, 2008

Named Executive Officers or NEOs: Walmart’s President and CEO, Walmart’s CFO, the next three most highly compensated Executive Officers during fiscal 2012, and the Executive Vice President, President and CEO, Sam’s Club during fiscal 2012, whom Walmart is voluntarily including as an NEO in this proxy statement

Non-Management Directors: the members of the Board who are not employed by Walmart or a subsidiary of Walmart

NYSE: the New York Stock Exchange

NYSE Listed Company Rules: the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirements and rules and policies on matters such as corporate governance, shareholder communication and shareholder approval

SEC: the United States Securities and Exchange Commission

Section 16: Section 16 of the Exchange Act

SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, which was replaced, effective February 1, 2012, with the Walmart Deferred Compensation Matching Plan

Share or Shares: a share or shares of Walmart common stock, $0.10 par value per share

SOX: the Sarbanes-Oxley Act of 2002

SPFC: the Strategic Planning and Finance Committee of the Board

Stock Incentive Plan: the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010

Stock Purchase Plan: the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as restated effective February 1, 2004, and subsequently amended

TeCC: the Technology and eCommerce Committee of the Board

Walmart, our company, the company, we, our or us: Wal-Mart Stores, Inc., a Delaware corporation

Your proxy to vote your Shares at the 2012 Annual Shareholders’ Meeting is solicited by the Board. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of availability.

VOTING AND OTHER INFORMATION

Who may vote?    You may vote if you were the holder of record of Shares at the close of business on April 4, 2012. You are entitled to one vote on each proposal presented at the 2012 Annual Shareholders’ Meeting for each Share you owned at that time. If you held Shares at that time in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of the close of business on April 4, 2012, to be entitled to vote those Shares at the meeting. As of the close of business on April 4, 2012, Walmart had 3,400,674,912 Shares outstanding.

What am I voting on?    You are voting on:

•	the election of the 16 nominees named in this proxy statement as directors of our company;

•	the ratification of the appointment of E&Y as Walmart’s independent accountants for fiscal 2013;

•	a non-binding, advisory resolution to approve the compensation of the company’s NEOs, as described in the CD&A and tabular compensation disclosure in this proxy statement;

•	three shareholder proposals described in this proxy statement; and

•	any other business that is properly brought before the 2012 Annual Shareholders’ Meeting.

Who counts the votes?    Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election.

Is my vote confidential?    Yes, your proxy card or ballot and voting records will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.

What is the quorum requirement for holding the 2012 Annual Shareholders’ Meeting?    The holders of a majority of the Shares outstanding as of the record date for the meeting must be present in person or represented by proxy for business to be transacted at the meeting.

What vote is required to elect a director at the 2012 Annual Shareholders’ Meeting?    In an uncontested election of directors, to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In a contested election of directors, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. Under the Bylaws, an “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected, and a “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected.

What happens if a director nominee does not receive a majority vote in an uncontested election at the 2012 Annual Shareholders’ Meeting?    Any incumbent director who is a director nominee and who does not receive a majority vote in an uncontested election must promptly tender his or her offer of resignation as a director for consideration by the Board. Each director standing for reelection at the 2012 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority vote. The Board must accept or reject such resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. Only one of the director nominees named in this proxy statement is not an incumbent director. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

What vote is required to pass the other proposals at the 2012 Annual Shareholders’ Meeting?    The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote is required for: (i) ratification of the appointment of E&Y as Walmart’s independent accountants for fiscal 2013; (ii) the adoption of a non-binding, advisory resolution to approve the compensation of the company’s NEOs; and (iii) the adoption of each of the shareholder proposals.

What is the effect of an “abstain” vote on the proposals to be voted on at the 2012 Annual Shareholders’ Meeting?    A Share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

What is the effect of a “broker non-vote” on the proposals to be voted on at the 2012 Annual Shareholders’ Meeting?    A “broker non-vote” occurs if your Shares are not registered in your name and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE Listed Company Rules, a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to such matter.

Under the NYSE Listed Company Rules, the election of directors, the advisory vote to approve the compensation of the company’s NEOs, and the shareholder proposals described in this proxy statement are not matters on which a broker may vote without your instructions. Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares with respect to these proposals, a broker non-vote as to your Shares will result with respect to these proposals. The ratification of the appointment of independent accountants is a routine item under the NYSE Listed Company Rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

How do I vote?    The process for voting your Shares depends on how your Shares are held. Generally, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). If you hold Shares in street name, you are considered to be the “beneficial owner” of those Shares.

If you are a record holder, you may vote by proxy or you may vote in person at the 2012 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2012 Annual Shareholders’ Meeting, you have three ways to vote:

•	call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

•	go to the website www.proxyvote.com and follow the instructions at that website; or

•	if you received a proxy card in the mail, complete, sign, date and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet voting will close at 11:59 p.m. Eastern time on May 31, 2012. If you wish to vote by telephone or internet, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received by no later than the time the polls close for voting at the 2012 Annual Shareholders’ Meeting.

If you plan to attend the 2012 Annual Shareholders’ Meeting and wish to vote in person, you will be given, upon your request, a ballot at the 2012 Annual Shareholders’ Meeting. Even if you vote by proxy prior to June 1, 2012, you may still attend the 2012 Annual Shareholders’ Meeting.

If your Shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2012 Annual Shareholders’ Meeting) a legal proxy from the record holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 4, 2012) indicating that you were a beneficial owner of Shares as of the close of business on April 4, 2012, as well as the number of Shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the Shares covered by that proxy at the 2012 Annual Shareholders’ Meeting.

If your Shares are held through the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern time on May 29, 2012. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of the respective plan in accordance with the rules of the applicable plan.

What if I do not specify a choice for a matter when returning a signed proxy?    Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: FOR the election of each of the nominees for director named in this proxy statement; FOR the ratification of E&Y as Walmart’s independent accountants for fiscal 2013; FOR the non-binding, advisory resolution to approve the compensation of the company’s NEOs; and AGAINST each of the shareholder proposals appearing in this proxy statement.

Can I revoke my proxy?    Yes, if you are a record holder, you may revoke a previously submitted proxy by:

•	filing a written notice of revocation with Walmart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2012 Annual Shareholders’ Meeting;

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signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2012 Annual Shareholders’ Meeting; or

•	voting in person at the 2012 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your proxy.

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?    As a part of its sustainability initiatives and to reduce the costs of printing and distributing its proxy materials, as it has done since 2009, Walmart is taking advantage of the SEC rule that allows companies to furnish their proxy materials on the internet to some or all of their shareholders. As a result, Walmart is sending to some shareholders a notice regarding the internet availability of the proxy materials instead of a paper copy of its proxy materials. This notice explains how you can access the proxy materials on the internet and also describes how to request to receive a paper copy of the proxy materials by mail or a printable copy electronically.

Why didn’t I receive a notice regarding the internet availability of the proxy materials?    Walmart is mailing to many of its shareholders, including shareholders who have previously requested to receive a paper copy, a paper copy of the proxy materials.

How can I access the proxy materials on the internet?    You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at www.walmartstores.com/annual meeting. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at www.walmartstores.com/annualmeeting.

How may I obtain a paper copy of the proxy materials?    If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an e-mail notification as to the availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that e-mail notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an e-mail notification regarding the internet availability of the proxy materials.

What should I do if I receive more than one notice or e-mail notification about the internet availability of the proxy materials or more than one paper copy of the proxy materials?    Certain shareholders may receive more than one notice of availability, more than one e-mail notification, or more than one paper copy of the proxy materials, including multiple proxy cards. For example, if you hold your Shares in more than one brokerage account, you may receive a separate notice of availability, a separate e-mail notification, or a separate voting instruction card for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you may receive a separate notice of availability, a separate e-mail notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date and return each proxy card you receive or vote the Shares to which each proxy card relates by telephone or internet as described above, or vote in person as described above. If you have Shares held in one or more street names, you must complete, sign, date and return to each bank, broker or other nominee through which you hold Shares each voting instruction card received from that bank, broker or other nominee.

How can I attend the 2012 Annual Shareholders’ Meeting?    Only shareholders who owned Shares as of the close of business on April 4, 2012 will be entitled to attend the 2012 Annual Shareholders’ Meeting. You will be admitted to the 2012 Annual Shareholders’ Meeting only if you present a valid admittance slip (or other written proof of Share ownership as described below) and photo identification (such as a valid driver’s license or passport) at an entrance to Bud Walton Arena, the facility at which the 2012 Annual Shareholders’ Meeting is held.

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If your Shares are registered in your name and you received your proxy materials by mail, an admittance slip is attached to the back of this proxy statement. You should bring that admittance slip with you to the 2012 Annual Shareholders’ Meeting.

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If your Shares are registered in your name and you received or accessed your proxy materials electronically on the internet, we will admit you if we are able to verify that you are a record shareholder. You may print a copy of the admittance slip on the back cover of this proxy statement when you access your proxy statement on the internet or bring other proof of Share ownership, such as the notice of internet availability of the proxy materials mailed to you.

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If you are a beneficial owner of Shares and your Shares are held in street name as described above, you will be admitted to the 2012 Annual Shareholders’ Meeting if you present a valid legal proxy from your bank, broker or other nominee as to your Shares, the notice of internet availability of the proxy materials (if you received one), a recent bank, brokerage or other statement demonstrating that you owned Shares as of the close of business on April 4, 2012, or the admittance slip attached to the back cover of this proxy statement (or a copy of the admittance slip on the back cover of this proxy statement if you accessed your proxy statement on the internet as described above).

No cameras, camcorders, videotaping equipment, other recording devices or large packages will be permitted in Bud Walton Arena. Photographs and videos taken at the 2012 Annual Shareholders’ Meeting may be used by Walmart. By attending the 2012 Annual Shareholders’ Meeting, you will be agreeing to Walmart’s use of those photographs and videos and waive any claim or rights with respect to those photographs and videos and their use.

If you are unable to attend the 2012 Annual Shareholders’ Meeting in person, you may view a live webcast at www.walmartstores.com/shareholdersmeeting. The webcast of the 2012 Annual Shareholders’ Meeting will be available for viewing for a limited time after the meeting.

INFORMATION ABOUT THE BOARD

Walmart’s directors are elected at each annual shareholders’ meeting and hold office until their successors are elected and qualified or, if earlier, their resignation, death or removal. All nominees for election to the Board are presently directors of Walmart with the exception of Marissa A. Mayer, who is standing for election to the Board for the first time. If the shareholders elect all of the director nominees named in this proxy statement at the 2012 Annual Shareholders’ Meeting, Walmart will have 16 directors. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings. The Board has established the size of the Board immediately after the 2012 Annual Shareholders’ Meeting to be 16 directors.

Your proxy holder will vote your Shares for the election of each of the Board’s nominees named below unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following candidates for election as directors at the 2012 Annual Shareholders’ Meeting have been nominated by the Board based on the recommendation of the CNGC. The information set forth below includes, with respect to each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, and directorships held by each nominee at other public companies during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, our Board believes that each of our director nominees has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. The Board has also determined that each nominee has met the minimum qualifications for Board service described below under “Nomination Process for Director Candidates.” As set forth in our company’s Corporate

Governance Guidelines, the Board is committed to a diverse membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual orientation.

Aida M. Alvarez, 62

Ms. Alvarez is the former Administrator of the U.S. Small Business Administration and was a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding Director of the Office of Federal Housing Enterprise Oversight (the “OFHEO”) from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston Corporation and Bear Stearns & Co., Inc. prior to 1993. She is Chair of the Latino Community Foundation of San Francisco and has served as a director of UnionBanCal Corporation and Union Bank, N.A. since 2004. Ms. Alvarez has been a member of the Board since 2006.

Ms. Alvarez’s qualifications to serve on the Board include her expertise in government and executive experience that she gained through her years in President Clinton’s cabinet and from her executive role at government agencies. As founding Director of the OFHEO, Ms. Alvarez was responsible for leading the agency with financial oversight responsibility for the secondary mortgage market and ensuring the capital adequacy and financial safety and soundness of two government-sponsored enterprises – the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Ms. Alvarez brings to the Board extensive knowledge of the federal government and insight into public policy, as well as leadership experience gained through her directorship of the OFHEO, oversight of the U.S. Small Business Administration and service on boards of directors, including her service on the Board and the Audit Committee. The Board also benefits from Ms. Alvarez’s knowledge of investment banking and finance as a result of her experience as an investment banker.

James W. Breyer, 50

Mr. Breyer is a Partner of Accel Partners, a venture capital firm, a position he has held since 1987. Mr. Breyer is also the founder and has been the CEO of Breyer Capital, an investment firm, since July 2006. Mr. Breyer is also a co-founder and has been co-lead on the strategic investment committee since inception of the IDG-Accel China Funds. He has served as a director of News Corporation since 2011, Dell Inc. since 2009, Brightcove, Inc. since 2005, Facebook, Inc. since 2005, and Prosper Marketplace, Inc. since 2005. He also served as a director of Marvel Entertainment, Inc. from June 2006 to December 2009, and RealNetworks, Inc. from October 1995 to June 2008. Mr. Breyer has been a member of the Board since 2001.

Mr. Breyer’s qualifications to serve on the Board include his experience gained through his venture capital activities, including his partnership in Accel Partners, through which he brings to the Board insight into strategic planning, investment expertise, and entrepreneurship. The Board also benefits from Mr. Breyer’s extensive knowledge of the technology industry and insight into existing and emerging technologies relevant to Walmart’s business. In addition, through his years of service on the boards of public and private companies and other organizations, including his service on the Board and the SPFC, Mr. Breyer provides the Board with diverse and valuable financial, operational, and leadership expertise.

M. Michele Burns, 54

Ms. Burns is the Executive Director and CEO of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. (“MMC”), a global professional services and consulting firm, a position she has held since October 2011. Prior to that role, Ms. Burns was the Chairman and CEO of Mercer Inc. (“Mercer”), a subsidiary of MMC, from September 2006 until October 2011. She joined MMC in March 2006 and served as its Executive Vice President and CFO until September 2006. She is the former Executive Vice President, CFO, and Chief Restructuring Officer of Mirant Corporation, an energy company, where she served from May 2004 to January 2006. She served as the Executive Vice President and CFO of Delta Air Lines, Inc., an air carrier, from August 2000 through April 2004. She has also served as a director of The Goldman Sachs Group, Inc. since October 2011 and Cisco Systems, Inc. since 2003. Ms. Burns has been a member of the Board since 2003.

Ms. Burns’ qualifications to serve on the Board include her expertise in corporate finance, accounting and strategy gained through her service as CFO of several large public companies in a variety of industries, as well as through her experience as CEO of Mercer. Ms. Burns’ financial expertise is also evidenced by her appointment as the next Chair of the audit committee of the board of directors of The Goldman Sachs Group, Inc. The Board also benefits from Ms. Burns’ demonstrated leadership as a CEO and as a senior executive of several public companies. She also brings to the Board her experience providing strategic consulting services to complex organizations through her role at Mercer. Ms. Burns also contributes her leadership expertise and knowledge of the operations of, and issues faced by, public companies gained through her service on public company boards of directors, including her service on the Board and the SPFC.

James I. Cash, Jr., 64

Dr. Cash is the James E. Robison Emeritus Professor of Business Administration at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash served as the Senior Associate Dean and Chairman of HBS Publishing while on the faculty of the Harvard Business School, and also served as Chairman of the MBA Program. While on the faculty of Harvard Business School, Dr. Cash’s research focused on the strategic use of information technology in the service sector, and specifically the development of a performance measurement system for large information technology organizations. Dr. Cash holds an advanced degree in accounting and has been published extensively in accounting and information technology journals. He currently provides management development and consulting services through The Cash Catalyst, LLC, which Dr. Cash formed in 2009. He has served as a director of The Chubb Corporation since 1996 and of General Electric Company since 1997. Dr. Cash has served as a director of a number of other public companies, including Phase Forward Incorporated from October 2003 to May 2009, and Microsoft Corporation from May 2001 to November 2009, and has served on the audit committees of several public companies. Dr. Cash has been a member of the Board since 2006.

Dr. Cash’s qualifications to serve on the Board include his knowledge of management and information technology gained through his years of research, publishing and teaching on the subject, as well as through his service on the boards of directors of technology companies and his consulting activities. In addition, Dr. Cash provides the Board with financial, accounting and strategic planning expertise gained through his education, his career in academia and his service on the boards of directors and audit committees of large multinational public companies in a variety of industries.

Roger C. Corbett, 69

Mr. Corbett is the retired CEO and Group Managing Director of Woolworths Limited (“Woolworths”), the largest retail company in Australia, where he served from 1990 to 2006. He is a director of The Reserve Bank of Australia and Chairman of PrimeAg Australia (a major Australian farming enterprise). He is the Chairman of Fairfax Media Limited (a major Australian newspaper, magazine and internet publisher), where he also serves as Chairman of that company’s Nominations Committee and formerly served as Chairman of that company’s Audit and Risk Committee. He also is a director and non-executive Chairman of Mayne Pharma Group Limited, an Australian specialist pharmaceutical company, and a former member of the Prime Minister’s Community Business Partnership. He is a former founding director of Outback Stores, a commercial venture supported by the government to provide retail facilities for communities in remote Australia. He is a member of the Advisory Council of the Australian Graduate School of Management for the University of New South Wales, and is also the former Chairman of CIES Food Business Forum (France). Mr. Corbett is also Chairman of the Salvation Army Advisory Board, is Chairman of the Sydney Children’s Hospitals Network (Randwick & Westmead) Advisory Board, and is a member of the Dean’s Advisory Group of the Faculty of Medicine at the University of Sydney. Mr. Corbett has been a member of the Board since 2006.

Mr. Corbett’s qualifications to serve on the Board include his extensive knowledge of the retail industry and his understanding of financial, operational, and strategic issues facing large retail companies gained through his experience as a CEO of a major retail company and his more than 40 years of leadership experience in the retail industry. Mr. Corbett also contributes his demonstrated leadership and strategic planning experience gained as the CEO of a publicly traded retailer and through his service on the boards of directors of various for-profit and non-profit organizations, including his service on the Board and the SPFC. In addition, Mr. Corbett brings to the Board an international perspective and understanding of international markets.

Douglas N. Daft, 69

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities, including responsibility for various international markets, since 1969. Mr. Daft has served as a director of The McGraw-Hill Companies, Inc. since 2003 and served as a director of Sistema-Hals from September 2006 until December 2009. He has also served as a director of Green Mountain Coffee Roasters, Inc. since December 2009, where he is a member of that company’s compensation committee. Among additional endeavors, Mr. Daft is a member of the European Advisory Council for N.M. Rothschild & Sons Limited and a member of the advisory boards of Longreach, Inc., Tisbury Capital, and Thomas H. Lee Partners. Mr. Daft has been a member of the Board since 2005.

Mr. Daft’s qualifications to serve on the Board include his international business leadership experience gained through his service as Chairman and CEO of a major global public company. Through his service at The Coca-Cola Company, Mr. Daft brings to the Board extensive expertise in brand management, marketing, finance, strategic planning, and overseeing the operations of a global corporation. In addition, through his years of service on the boards of several large companies in a variety of industries, including his service on the Board, Mr. Daft is able to provide diverse and valuable corporate governance, finance, operational and strategic expertise to the Board.

Michael T. Duke, 62

Mr. Duke is the President and CEO of Walmart and has served in that position since February 1, 2009. Prior to this appointment, he held other positions with Walmart since joining our company in July 1995, including Vice Chairman with responsibility for Walmart International beginning in September 2005 and Executive Vice President and President and CEO of Walmart US beginning in April 2003. Mr. Duke serves on the board of directors of The Consumer Goods Forum, the executive committee of the Business Roundtable, and the executive board of Conservation International’s Center for Environmental Leadership in Business. He also serves on the board of advisors for the University of Arkansas and the advisory board of the Tsinghua University School of Economics and Management in Beijing, China. Mr. Duke has been a member of the Board since November 2008.

Mr. Duke’s qualifications to serve on the Board include his decades of experience in the retail industry, his years of executive leadership experience across multiple operating divisions of our company, his knowledge of international markets and international retailing gained through his oversight of our International division, and his expertise in corporate strategy, development and execution.

Marissa A. Mayer, 36

Ms. Mayer is Vice President of Local and Maps for Google Inc. (“Google”), an internet company, a position she has held since 2010. In this role, Ms. Mayer leads the product management and engineering efforts of Google’s local, mobile, and location-based products including Google Maps, Google Maps for Mobile, Local Search, Google Earth, and Street View. Prior to assuming her current role with Google, Ms. Mayer served as Google’s Vice President, Search Products and User Experience, beginning in 2005. Ms. Mayer has served in a variety of other capacities since first joining Google as its first female engineer in 1999, and has been responsible for launching hundreds of products and features during that time. Concurrently with her work at Google, Ms. Mayer has taught introductory computer programming classes at Stanford University. Ms. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science from Stanford University. Ms. Mayer serves on the boards of the San Francisco Museum of Modern Art, the San Francisco Ballet, the New York City Ballet, and the Smithsonian Cooper – Hewitt, National Design Museum. Ms. Mayer is standing for election to the Board for the first time at the 2012 Annual Shareholders’ Meeting.

Ms. Mayer’s qualifications to serve on the Board include her extensive expertise and insight into the technology and consumer internet industries. Through her experience at Google, Ms. Mayer will bring to the Board long-term experience in internet product development, engineering, and brand management. In addition, the Board will benefit from Ms. Mayer’s expertise in governance and strategic planning gained through her experience on the boards of numerous non-profit organizations.

Gregory B. Penner, 42 +

Mr. Penner has been a General Partner of Madrone Capital Partners (“Madrone”), an investment management firm, since 2005. From 2002 to 2005, he served as Walmart’s Senior Vice President and CFO - Japan. Before serving in that role, Mr. Penner held the position of Senior Vice President of Finance and Strategy for Walmart.com. Prior to working for Walmart, Mr. Penner was a General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. Mr. Penner has been a member of the board of directors of Baidu, Inc. since 2004 and of Hyatt Hotels Corporation since 2007. He also serves on the boards of directors of 99Bill Corporation and eHarmony, Inc. Mr. Penner has been a member of the Board since 2008.

Mr. Penner’s qualifications to serve on the Board include his knowledge of international business, particularly in Asia, gained through his former service as CFO of Walmart’s operations in Japan and his service on the boards of directors of Baidu, Inc. and 99Bill Corporation, both of which are based in China. Mr. Penner also brings technology expertise to the Board gained through his service with Walmart.com and as a director of various technology companies, including Baidu, Inc. and 99Bill Corporation. The Board also benefits from Mr. Penner’s expertise in strategic planning, finance and investment matters gained through his leadership of Madrone, his business leadership experience, and his service on the boards of directors of public and private companies in a variety of industries, including the Board.

Steven S Reinemund, 64

Mr. Reinemund is the Dean of Business and Professor of Leadership and Strategy at Wake Forest University, positions he has held since July 2008. Prior to joining the faculty of Wake Forest University, Mr. Reinemund had a distinguished 23-year career with PepsiCo, Inc. (“PepsiCo”), where he served as that company’s Chairman of the Board from October 2006 to May 2007, and Chairman and CEO from May 2001 to October 2006. Prior to becoming Chairman and CEO, Mr. Reinemund was PepsiCo’s President and Chief Operating Officer from 1999 to 2001 and Chairman and CEO of Frito-Lay’s worldwide operations from 1996 to 1999. Mr. Reinemund has served as a director of Exxon Mobil Corporation, American Express Company, and Marriott International, Inc., all since 2007. He previously served as a director of Johnson & Johnson from 2003 to 2008. Mr. Reinemund is also a member of the board of trustees for The Cooper Institute. Mr. Reinemund has been a member of the Board since 2010.

Mr. Reinemund’s qualifications to serve on the Board include his international business leadership experience gained through his service as Chairman and CEO of a major global public company. Through his service at PepsiCo, Mr. Reinemund brings to the Board extensive expertise in brand management, marketing, finance, strategic planning, and overseeing the operations of a global corporation. In addition, through his service as dean of a prominent business school and on the boards of several large companies in a variety of industries, including his service on the Board and the CNGC, Mr. Reinemund is able to provide considerable corporate governance, finance, operational and strategic expertise to the Board.

H. Lee Scott, Jr., 63

Mr. Scott was Walmart’s President and CEO from January 2000 through his retirement from that position on January 31, 2009. Mr. Scott served as an Executive Officer of Walmart and as the Chairman of the Executive Committee until January 31, 2011, when he retired from our company. Prior to serving as President and CEO of Walmart, he held other positions with Walmart since joining our company in September 1979, including Vice Chairman and Chief Operating Officer from January 1999 to January 2000, and Executive Vice President and President and CEO, Walmart US from January 1998 to January 1999. Mr. Scott served as a director of The Goldman Sachs Group, Inc. from May 2010 to May 2011. Mr. Scott serves as a director of several private companies and on the advisory board of the Tsinghua University School of Economics and Management in Beijing, China. He has been a member of the Board since 1999.

Mr. Scott’s qualifications to serve on the Board include his extensive knowledge of the global retail industry gained through his more than thirty years of leadership experience at Walmart, including nine years as our company’s CEO, as well as his in-depth knowledge of our company, expertise in corporate strategy and organizational acumen. In addition, through his service on the Board and his prior service on other boards of directors, Mr. Scott is able to provide considerable operational, strategic planning, and leadership experience to the Board.

Arne M. Sorenson, 53

Mr. Sorenson is the President and Chief Executive Officer of Marriott International, Inc. (“Marriott”). Previously, Mr. Sorenson was President and Chief Operating Officer of Marriott from May 2009 to March 2012, and has served as a member of the Marriott board of directors since February 2011. Mr. Sorenson served as Marriott’s Executive Vice President and CFO from 1998 to 2009. He also previously held the additional title of Marriott’s President, Continental European Lodging, in which capacity he was responsible for lodging operations and development in the continental European region. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development. He also co-chairs Marriott’s Green Council, whose mission is to integrate environmental sustainability into Marriott’s business strategy. Prior to joining Marriott, he was a partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson also serves as a member of the Board of Regents of Luther College. He has been a member of the Board since 2008.

Mr. Sorenson’s qualifications to serve on the Board include his expertise in executive management, strategic planning, and sustainability gained as a senior executive and director of a global corporation. Mr. Sorenson also brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the CFO of a large public company. The Board also benefits from Mr. Sorenson’s legal and transactional experience as a corporate lawyer, as well as his knowledge of our company and its operations gained through his service on the Board and the Audit Committee.

Jim C. Walton, 63*

Mr. Walton is the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Kansas, Missouri, and Oklahoma. Mr. Walton also serves as Chairman of Community Publishers, Inc., which operates newspapers in Arkansas, Missouri, and Oklahoma. Mr. Walton has been a member of the Board since 2005.

Mr. Walton’s qualifications to serve on the Board include his banking and investment expertise. Mr. Walton also brings to the Board his executive leadership, strategic planning and management experience gained through his leadership positions at the various companies described above, as well as his knowledge of our company and its operations gained through his service on the Board and the SPFC.

S. Robson Walton, 67*+

Mr. Walton is the Chairman of Walmart and has been a member of the Board since 1978. He joined our company in 1969 and, prior to becoming Chairman in 1992, held a variety of positions with our company, including Senior Vice President, Corporate Secretary, General Counsel and Vice Chairman. Before joining Walmart, Mr. Walton was in private law practice as a partner with the law firm of Conner & Winters in Tulsa, Oklahoma. In addition to his duties at Walmart, Mr. Walton is involved with a number of non-profit and educational organizations, including Conservation International, where he serves as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college.

Mr. Walton’s qualifications to serve on the Board include his decades of leadership experience with Walmart, as well as his in-depth knowledge of our company, its history and the retail industry, all gained through more than thirty years of service on the Board and twenty years of service as our company’s Chairman. The Board also benefits from Mr. Walton’s expertise in corporate governance and strategic planning gained through his service on the boards and other governing entities of numerous non-profit organizations, as well as his legal and corporate governance expertise gained as Walmart’s Corporate Secretary and General Counsel and as an attorney in private practice.

Christopher J. Williams, 54

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2003, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. Mr. Williams also serves as a trustee of the Williams Capital Management Trust, a registered investment company. He has served as a director of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) from November 2003 to January 2008, and from April 2008 to the present. He is also a board member of several educational institutions and non-profit organizations, including the Lincoln Center for the Performing Arts and the Tuck School of Business at Dartmouth College. Mr. Williams has been a member of the Board since 2004.

Mr. Williams’ qualifications to serve on the Board include his experience and expertise in investment banking and corporate finance gained through his years in the investment banking industry. The Board also benefits from Mr. Williams’ executive management and leadership experience as the Chairman and CEO of an investment bank and investment management firm. In addition, through his service on various public company and non-profit boards, including his service on the Board and the Audit Committee, Mr. Williams brings diverse and valuable financial, accounting, management and strategic expertise to the Board.

Linda S. Wolf, 64

Ms. Wolf is the former Chairman and CEO of Leo Burnett Worldwide, Inc. (“Leo Burnett”), a global advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett and its predecessors from 1978 to April 2005, including as Chairman and CEO from January 2001 until April 2005. She serves as a trustee for investment funds advised by the Janus Capital Group Inc. and has served on the board of InnerWorkings, Inc., a provider of managed print and promotional procurement solutions, since November 2006. Among other endeavors, Ms. Wolf serves on the boards of the Field Museum, Children’s Memorial Hospital, and The Chicago Council on Global Affairs. Ms. Wolf has been a member of the Board since 2005.

Ms. Wolf’s qualifications to serve on the Board include her brand management and marketing experience gained through her years at Leo Burnett. The Board also benefits from her executive leadership and management experience gained as a CEO. Ms. Wolf, through her service on a variety of public company and non-profit boards, including her service on the Board and the CNGC, also provides considerable governance, operational, investment and strategic planning acumen to the Board.

*	S. Robson Walton and Jim C. Walton are brothers.

+	Gregory B. Penner is the son-in-law of S. Robson Walton.

The Board recommends that shareholders vote FOR each of the nominees named above for election to the Board.

DIRECTOR INDEPENDENCE

A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE Listed Company Rules. In addition, the Audit Committee and the CNGC must be composed solely of independent directors to comply with the NYSE Listed Company Rules and, in the case of the Audit Committee, also with the SEC’s rules. The NYSE Listed Company Rules define specific relationships that disqualify directors from being independent and further require that for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with our company. The SEC’s rules contain a separate definition of independence for members of audit committees.

The Board has determined that the following directors are Independent Directors under the independence standards set forth in the NYSE Listed Company Rules:  Aida M. Alvarez, James W. Breyer, M. Michele Burns, James I. Cash, Jr., Roger C. Corbett, Douglas N. Daft, Steven S Reinemund, Arne M. Sorenson, Christopher J. Williams, and Linda S. Wolf. The Board has also determined that the currently serving members of the Audit Committee and the CNGC meet the independence standards for membership on those Board committees set forth in the NYSE Listed Company Rules and, as to the Audit Committee, the SEC’s rules. Additionally, the Board has determined that Marissa A. Mayer, who is standing for election as a director for the first time at the 2012 Annual Shareholders’ Meeting, is independent under these standards.

In making these determinations, the Board found that the current Independent Directors, as well as Ms. Mayer, do not currently have a material or other disqualifying relationship with Walmart and that the currently serving Independent Directors and Ms. Mayer have not had during the last three years: (i) any of the disqualifying relationships set forth in the NYSE Listed Company Rules referred to above; or (ii) any other material relationship with our company that would compromise their independence. The CNGC recommended that the Board make these determinations.

In April 2012, the Board and the CNGC reviewed directors’ and the director nominee’s responses to a questionnaire asking about their relationships with the company (and their immediate family members’ relationships with the company) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or the director nominee or parties related to the directors or the director nominee. The Board made its determination as to whether any relationship between a director or the director nominee and Walmart is a material relationship based on the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s or director nominee’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate.

In making its determination as to the independence of our Independent Directors and Ms. Mayer, the Board considered certain types of relationships as noted below:

•	the Walmart director or director nominee was an officer of a Walmart vendor or service provider: Ms. Burns, Mr. Sorenson, and Ms. Mayer;

•	the Walmart director or director nominee was also a director or trustee of a Walmart vendor or service provider: Mr. Breyer, Ms. Burns, Dr. Cash, Mr. Daft, Mr. Reinemund, and Mr. Sorenson;

•	the Walmart director or director nominee held, directly or indirectly, more than a 1 percent equity interest in a Walmart vendor or service provider: Mr. Breyer;

•

the Walmart director or director nominee was a member of a board of trustees or advisory board of or held a position in a not-for-profit institution, entity, association or organization to which Walmart made or committed to make donations: Mr. Breyer, Mr. Reinemund, and Ms. Wolf; and

•	immediate family members of the Walmart director or director nominee are employed by Walmart vendors or service providers: Ms. Alvarez and Mr. Reinemund.

In addition, in making their independence determinations, the Board and the CNGC considered that each of the directors and the director nominee, and entities with which she or he is affiliated, or one or more members of her or his immediate family, have in the past purchased property or services from Walmart in retail transactions, all of which transactions were on terms no better than those generally available to Associates at the time of the transactions. All of the other relationships and transactions of the types described above were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms.

In their determination as to Mr. Breyer’s independence, the Board and the CNGC considered that, as a partner in Accel Partners and in light of his position at certain related investment funds (the “Accel Funds”) and certain portfolio companies of Accel Funds, Mr. Breyer may be deemed to have an indirect interest in certain portfolio companies which engaged in transactions with Walmart in fiscal 2012.

In particular, the Board and the CNGC considered Mr. Breyer’s indirect interest, through certain Accel Funds, in Kosmix, Inc. (“Kosmix”). During fiscal 2012, Walmart acquired all of the equity interests in Kosmix in a merger transaction. Certain Accel Funds owned an aggregate of 15.56% of Kosmix at the time of the acquisition’s closing; however, Mr. Breyer owned, directly and indirectly, less than 3% of Kosmix. The Accel Funds holding Kosmix stock received approximately $35.67 million in the transaction. Each class of Kosmix shareholders received the same consideration per respective class share. Moreover, Mr. Breyer was not involved in Walmart’s identification of Kosmix as a potential acquisition candidate, was not involved in any discussions or negotiations between Walmart and Kosmix and recused himself from all Board discussions and deliberations and the approval of the Kosmix acquisition. Based on the Board’s understanding of the nature of Mr. Breyer’s limited indirect interest in Kosmix and the fact that Mr. Breyer recused himself from all discussions, deliberations and approvals of the transaction by the Board, the Board determined that Mr. Breyer’s interest in the Kosmix transaction did not give rise to a material relationship with Walmart.

The Board and the CNGC also considered Mr. Breyer’s interest in Facebook, Inc. (“Facebook”). Based on his personal holdings in and his relationship with certain Accel Funds that own Facebook stock, Mr. Breyer is deemed to have voting and investment power with respect to Facebook shares having approximately 11.4% of the voting power attributable to all of Facebook’s outstanding shares; however, his economic interest in Facebook amounts to less than 5% of Facebook’s voting securities. He also serves as a member of the board of directors of Facebook. In fiscal 2012, Walmart paid Facebook for display advertising amounts that represent less than 1% of Facebook’s 2011 revenues. Walmart anticipates that it will continue to purchase advertising from Facebook during fiscal 2013. Mr. Breyer has not been and is not currently involved in any transaction between Walmart and Facebook. Based on Mr. Breyer’s limited economic interest in Facebook stock, both directly and through the Accel Funds, and Mr. Breyer’s lack of involvement in the transactions between Walmart and Facebook, the Board determined that Mr. Breyer’s interest in Facebook does not give rise to a material relationship with Walmart.

In their determination of Ms. Mayer’s independence, the Board and the CNGC considered Ms. Mayer’s position as an officer of and a less than 1% equity owner of Google Inc. (“Google”). During fiscal 2012, Walmart paid Google for advertising space on Google’s websites amounts that represented less than 1% of Google’s 2011 revenues. Walmart anticipates that it will purchase advertising space on Google’s websites during fiscal 2013. Ms. Mayer has not been and is not currently involved in any transaction between Walmart and Google. Based on the Board’s consideration of Ms. Mayer’s position as an officer of Google and ownership of Google securities, the fact that Ms. Mayer is not involved in any transaction between Walmart and Google, and certain other factors mentioned above, the Board determined that Ms. Mayer’s interest in Google does not give rise to a material relationship with Walmart.

In their determination of Ms. Alvarez’s independence, the Board and the CNGC considered Ms. Alvarez’s husband’s position as an officer of Kaiser Permanente (“Kaiser”). In fiscal 2012, Walmart paid Kaiser for health insurance benefits amounts representing less than 1% of Kaiser’s 2011 revenues. Walmart anticipates that it will continue to make payments to Kaiser for health insurance benefits during fiscal 2013. Ms. Alvarez’s husband has not been and is not currently involved in any transaction between Walmart and Kaiser. Based on the Board’s consideration of Ms. Alvarez’s husband’s position as an officer of Kaiser, the fact that he is not involved in any transaction between Walmart and Kaiser, and certain other factors mentioned above, the Board determined that Ms. Alvarez’s husband’s position with Kaiser does not give rise to a material relationship with Walmart.

The Board and the CNGC concluded that none of the above relationships or transactions: (i) constitute disqualifying relationships under the NYSE Listed Company Rules; (ii) otherwise compromise the independence of the named directors or Ms. Mayer; or (iii) otherwise constitute a material relationship between Walmart and the named directors or Ms. Mayer.

COMPENSATION OF THE DIRECTORS

Annual Director Compensation

The base compensation for Non-Management Directors upon their election to the Board on June 3, 2011 consisted of a Share award and an annual retainer. During fiscal 2012, Michael T. Duke and S. Robson Walton received compensation only for their services as Executive Officers of our company and not in their capacities as directors.

For service on the Board for the term beginning upon election at the 2011 Annual Shareholders’ Meeting on June 3, 2011, each Non-Management Director received an annual equity award of Shares with a market value of $175,000, rounded to the nearest whole share. These Shares were awarded on June 3, 2011. The number of Shares awarded was determined by dividing the dollar amount of the award by the closing price of the Shares on the NYSE on the date of the grant. This annual equity award was paid directly in Shares or deferred in stock units, as elected by each Non-Management Director. In addition, each Non-Management Director elected to the Board at the 2011 Annual Shareholders’ Meeting was entitled to receive an annual retainer of $60,000, payable in arrears in equal quarterly installments for the Board term that commenced upon election at the 2011 Annual Shareholders’ Meeting. This annual retainer may be taken in cash, in Shares rounded to the nearest whole share, deferred in stock units, or deferred into an interest-credited account, as elected by each Non-Management Director.

The Non-Management Directors who serve as the chair of a Board committee receive an additional retainer for the additional time required for Board committee business. For the Board term commencing at the 2011 Annual Shareholders’ Meeting, the retainer for the chairs of the Audit Committee and CNGC was $25,000, and the retainer for the chairs of the SPFC and TeCC was $20,000. In addition, Non-Management Directors who serve on more than one standing Board committee receive an additional $15,000 annually. Further, the director appointed by the Board to serve as the presiding director of executive sessions of the Non-Management Directors and Independent Directors receives an additional $20,000 annually. Finally, each Non-Management Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid a $4,000 meeting attendance fee. This additional fee is intended to compensate our Non-Management Directors for the additional time required to travel intercontinentally. These additional fees are payable in arrears in equal quarterly installments, and may be taken in cash, in Shares rounded to the nearest whole share, deferred in stock units, or deferred into an interest-credited account, as elected by each Non-Management Director.

Pursuant to the CNGC’s charter, director compensation for the Non-Management Directors is reviewed at least annually by the CNGC, which recommends to the Board the annual compensation for those directors. The compensation paid to the directors during fiscal 2012 is described in the table below.

DIRECTOR COMPENSATION FOR FISCAL 2012 (1)

Director	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Aida M. Alvarez	60,000	174,985	0	0	234,985
James W. Breyer	86,538	174,985	0	0	261,523
M. Michele Burns	71,538	174,985	8,906	827	256,256
James I. Cash, Jr.	68,654	174,985	0	1,186	244,825
Roger C. Corbett	76,000	174,985	0	37,266	288,251
Douglas N. Daft	60,000	174,985	5,646	944	241,575
Gregory B. Penner	80,192	174,985	0	0	255,177
Steven S Reinemund	60,000	174,985	0	0	234,985
H. Lee Scott, Jr.	54,834	174,985	0	0	229,819
Arne M. Sorenson	60,000	174,985	0	0	234,985
Jim C. Walton	60,000	174,985	0	439	235,424
Christopher J. Williams	100,000	174,985	0	1,448	276,433
Linda S. Wolf	93,654	174,985	0	977	269,616

(1)	The table omits the columns for “Option Awards” and “Non-Equity Incentive Plan Compensation” because our company neither issues stock options to, nor provides non-equity incentive compensation for, Non-Management Directors. Michael T. Duke and S. Robson Walton are omitted from this table because they received compensation only as Executive Officers of our company during fiscal 2012 and did not receive any additional compensation for their duties as directors. The compensation for Mr. Duke for fiscal 2012 is disclosed in the Summary Compensation table on page 43. Mr. Walton’s annual salary as Chairman of Walmart is equal to the amount of the annual stock and cash retainer paid to Non-Management Directors, and increased from $220,000 to $235,000 on February 1, 2012. During fiscal 2012, our company also paid health insurance premiums for Mr. Duke and Mr. Walton and made 401(k) Plan matching contributions for Mr. Duke on the same basis as for other Associates and provided other compensation in the aggregate amount of $4,244 to Mr. Walton.

(2)	This column represents the annual retainer paid to directors, the Board committee chair retainers, the additional payment to certain Non-Management Directors for serving on multiple Board committees, the presiding director retainer, and the additional payments to certain directors for attendance at Board meetings that required intercontinental travel from his or her residence.

The following directors elected to receive the amounts included in this column in the form of Shares, rounded to the nearest whole share, in lieu of cash:

Director	Amount ($)	Number of Shares Received in Lieu of Cash
James W. Breyer	86,538	1,597
Christopher J. Williams	100,000	1,850

The following directors elected to defer the receipt of the amounts included in this column, either in the form of cash deposited into an interest-bearing account or in the form of stock units, as shown below:

Director	Amount ($)	Form of Deferral
M. Michele Burns	71,538	Cash
Douglas N. Daft	60,000	Cash
Gregory B. Penner	80,192	Stock Units

(3)	Each Non-Management Director elected to the Board at the 2011 Annual Shareholders’ Meeting received a stock award on June 3, 2011 with a grant date fair value of $175,000, with the number of Shares granted based on a Share price of $53.66, which was the closing price of a Share on the NYSE on the grant date, and rounded to the nearest whole share. Dr. Cash, Mr. Daft, Mr. Penner, Mr. Scott, Mr. Jim C. Walton, and Ms. Wolf deferred the receipt of these Shares until a later date. Mr. Breyer held outstanding options to purchase 5,512 Shares at the end of fiscal 2012. These options were issued in previous fiscal years as part of the compensation paid to directors. Mr. Scott held outstanding options to purchase 1,254,177 Shares at the end of fiscal 2012. No other current Non-Management Directors held options to purchase Shares as of the end of fiscal 2012. Options held by Mr. Duke at the end of fiscal 2012 are disclosed in the Outstanding Equity Awards at Fiscal 2012 Year-End table below. The options held by Mr. Scott and Mr. Duke were granted to them as part of their compensation for their service as Executive Officers of Walmart and not as compensation for serving as directors of our company.

(4)	The amounts in this column represent above-market interest earned on director compensation deferred to an interest-credited account under the Director Compensation Deferral Plan, as elected by the director. The interest rate on the interest-bearing account is set annually based on the ten-year United States Treasury note rate on the first day of January plus 2.70 percent. This rate was 6.06 percent for the calendar year ended December 31, 2011, and decreased to 4.67 percent for the calendar year ending December 31, 2012.

(5)	This column includes tax gross-ups paid for fiscal 2012 relating to income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings. For Mr. Corbett, this column also includes the aggregate incremental cost of such spousal travel expenses, meals and related activities in the amount of $28,482. The cost of any such spousal travel expenses, meals and related activities for each of the other directors is omitted from this column because the total incremental cost for such benefits for each director was less than $10,000.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Non-Management Directors. Each Non-Management Director must own, within five years of his or her initial election or appointment to the Board, an amount of Shares, restricted stock, and/or stock units having a value equal to five times the annual retainer component of the Non-Management Director’s compensation approved by the Board in the year the director was initially elected or appointed. All Non-Management Directors who have served on the Board for five years or more currently own sufficient Shares to satisfy the guidelines.

BOARD MEETINGS

The Board held a total of four meetings during fiscal 2012 to review significant developments affecting our company, engage in strategic planning, and act on matters requiring Board approval. During fiscal 2012, each incumbent director attended at least 75 percent of the aggregate of the number of Board meetings and the number of meetings of Board committees on which he or she served. The Non-Management Directors and Independent Directors meet regularly in executive sessions. Beginning in fiscal 2013, the Board will hold at least five meetings each year.

BOARD COMMITTEES

Committee	Members during Fiscal 2012	Functions and Additional Information	Number of Meetings in Fiscal 2012
Audit Committee	Aida M. Alvarez James I. Cash, Jr. Arne M. Sorenson Christopher J. Williams (1)

• Reviews financial reporting policies, procedures, and internal controls

• Responsible for the appointment, compensation, and oversight of the independent accountants

• Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants

• Reviews and approves related-party transactions

• Reviews Walmart’s risk management policies and procedures, as well as policies, processes, and procedures regarding compliance with applicable laws and regulations and our Statement of Ethics

• The Board has determined that the members are “independent” as defined by Section 10A(m)(3) of the Exchange Act and the NYSE Listed Company Rules.

• The Board has determined that the members are “financially literate” as required by Section 303A.07 of the NYSE Listed Company Rules.

			8
Compensation, Nominating and Governance Committee	Douglas N. Daft Steven S Reinemund Linda S. Wolf (1)

• In consultation with the CEO, approves the compensation of the Executive Officers other than the CEO, and reviews the compensation of certain other senior officers

• Reviews and approves the compensation of the CEO and Chairman

• Reviews and makes recommendations to the Board regarding the compensation of the Non-Management Directors

• Sets and verifies the attainment of performance goals under performance-based incentive compensation plans

• Reviews compensation and benefits issues

• Oversees corporate governance issues

• Identifies, evaluates, and recommends candidates to the Board for nomination for election or appointment to the Board

• Reviews and makes recommendations to the Board regarding director independence

• Reviews and advises management on the company’s social, community and sustainability initiatives

• The Board has determined that the members are “independent” as defined by the NYSE Listed Company Rules.

			7
Executive Committee	Michael T. Duke (1) S. Robson Walton Christopher J. Williams	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	1 (2)
Global Compensation Committee	Michael T. Duke (1) Gregory B. Penner S. Robson Walton	• Administers Walmart’s equity and cash incentive compensation plans for Associates who are not directors or Executive Officers	7
Strategic Planning and Finance Committee	James W. Breyer (1) M. Michele Burns (1) Roger C. Corbett H. Lee Scott, Jr. Jim C. Walton	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews the preliminary annual budget to be approved by the Board	4
Technology and eCommerce Committee (3)	James W. Breyer James I. Cash, Jr. Gregory B. Penner (1) Linda S. Wolf	• Reviews matters relating to information technology, eCommerce and innovation and oversees the integration of Walmart’s information technology, eCommerce and innovation efforts with Walmart’s overall strategy • Reviews and provides guidance regarding trends in technology and eCommerce and monitors overall industry trends	1

(1)	Committee chair. Mr. Breyer served as chair of the SPFC until the term beginning June 3, 2011, at which time Ms. Burns was appointed chair of the SPFC.

(2)	The Executive Committee acted by unanimous written consent eight times during fiscal 2012.

(3)	The TeCC was first established by the Board on June 2, 2011.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines and charters for each of the standing Board committees. You may review each of these documents on our corporate website at www.walmartstores.com by clicking on “Investors” and then “Corporate Governance.” In addition, these documents are available in print at no charge to any shareholder who requests a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100. You may also request copies of these and other corporate governance documents at no charge by accessing the “Investors” tab on our corporate website at www.walmartstores.com, clicking on “Contact Investor Relations,” and then completing and submitting the online form provided, specifying the documents you would like to receive.

BOARD LEADERSHIP STRUCTURE

We have separated the roles of the Chairman and the CEO of our company since 1988. We separate these roles in recognition of the differences between the two roles and the value to our company of having the distinct and different perspectives and experiences of a separate Chairman and CEO. As specified in our Bylaws, our CEO is responsible for the general management, supervision and control of the business and affairs of our company, and ensuring that all orders and resolutions of the Board are carried into effect. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to the CEO and our company’s other officers regarding our business and operations. By separating the roles of CEO and Chairman, our CEO is able to focus his time and energy on managing Walmart’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our CEO and Chairman have an excellent working relationship, and, with over 40 years of experience with Walmart, our Chairman is well positioned to provide our CEO with guidance, advice and counsel regarding our company’s business, operations and strategy. Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role described below. In connection with the Board’s annual self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that the Board is functioning effectively. For the foregoing reasons, we believe that our separate CEO/Chairman structure is the most appropriate and effective leadership structure for our company and our shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Audit Committee reviews and discusses with management the company’s processes and policies with respect to risk assessment and risk management, including the company’s enterprise-wide risk management program. In addition, the company’s risk oversight process involves the Board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand, monitor and give direction with respect to the company’s risk management practices. In addition, when a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate the risk oversight role.

PRESIDING DIRECTOR

James W. Breyer currently serves as the presiding director of executive sessions of the Non-Management Directors and Independent Directors.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority. With the exception of Ms. Burns and Mr.  Reinemund, each of our current directors attended the 2011 Annual Shareholders’ Meeting.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders and other interested parties. Shareholders and other interested parties may write to the Board or individual members of the Board at:

Name of Director(s) or Board of Directors

c/o Lynn Hancock, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

Shareholders and other interested parties also may e-mail the entire Board at directors@wal-mart.com; the Independent Directors at independentdirectors@wal-mart.com; the Non-Management Directors at nonmanagementdirectors@wal-mart.com; and any individual director, at the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman, at srobsonwalton@wal-mart.com.

A company of our size receives a large number of inquiries regarding a wide range of subjects each day. As a result, our individual directors are often not able to respond to all inquiries directly. Therefore, our Board has provided a process for managing communications to the Board and individual directors.

Communications directed to the Board or individual directors are reviewed by Walmart’s legal department to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart will assist the Board or individual director in gathering all relevant information and preparing a proposed response for the Board’s or the individual director’s review and approval.

Because the Board does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries relating to those matters, communications pertaining to such matters will be directed to an appropriate member of management for a response. Further, Walmart will typically not distribute to the Board or an individual director communications of a threatening or personal nature, voluminous or mass mailings on the same subject matter, business solicitations or advertisements, surveys, or other communications otherwise inappropriate for the Board’s or an individual director’s consideration. Walmart’s legal department maintains records of communications directed to the Board and individual directors, and such records are available to our directors at any time upon request of any director.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

Pursuant to its charter and the company’s Corporate Governance Guidelines, the CNGC is responsible for identifying, evaluating, and recommending potential candidates to the Board for nomination for election to the Board. The CNGC’s charter and the company’s Corporate Governance Guidelines may be viewed in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com.

In fulfilling this responsibility, the CNGC selects potential candidates on the basis of the candidates’ outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes and skills that the CNGC may determine as qualifying candidates for service on the Board. The CNGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board, as set forth in the NYSE Listed Company Rules, the SEC’s rules, and other applicable laws, rules, or regulations. Additional information regarding director qualifications and the nomination process for director candidates is set forth in the CNGC’s charter and our Corporate Governance Guidelines.

As a part of the candidate search process, the CNGC may consult with other directors and senior officers and may hire a search firm to assist in identifying and evaluating potential candidates. SpencerStuart currently serves as our company’s director candidate search consultant. In this capacity, SpencerStuart seeks out candidates who have the experience, skills, and characteristics that the CNGC has identified for potential candidates, conducts an extensive search for and analysis of potential candidates, and then presents the most qualified candidates to the CNGC and our Chairman. If the CNGC decides, on the basis of its preliminary review, to proceed with further consideration of a potential candidate, the chair of the CNGC and other members of the CNGC, as well as other members of the Board, as appropriate, may interview the candidate. The CNGC then either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends to the Board a slate of candidates for nomination for election to the Board. SpencerStuart initially identified Ms. Mayer as a potential candidate for the Board, and her nomination for election to the Board at the 2012 Annual Shareholders’ Meeting was a result of the process outlined above.

As provided in our company’s Corporate Governance Guidelines, the Board is committed to diversified membership. The Board will not discriminate on the basis of race, color, national origin, gender, sexual orientation, religion, or disability in selecting nominees. Diversity and inclusion are values embedded into Walmart’s culture and fundamental to its business. In keeping with those values, when assessing a candidate, the CNGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s execution of its responsibilities. In addition, the Board assesses the diversity of the Board and Board committees as a part of its annual self-evaluation process.

S. Robson Walton and Jim C. Walton are members of a group that beneficially owns more than five percent of the outstanding Shares. Any participation by them in the nomination process is considered to be in their capacities as members of the Board and is not considered to be recommendations from security holders who beneficially own more than five percent of the outstanding Shares.

Shareholders may recommend candidates for consideration by the Board by writing to:

Wal-Mart Stores, Inc. Board of Directors

c/o Lynn Hancock, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

(1)	the candidate’s name and business address;

(2)	a resume or curriculum vitae that demonstrates the candidate’s qualifications to serve as a director as described above and in our Corporate Governance Guidelines;

(3)	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (other than for minor traffic violations), has been involved in any other legal proceeding or has been the subject of, or a party to, any order, judgment, decree, finding or sanction (including any order, judgment, decree, finding or sanction issued by an entity such as a stock or commodities exchange) relating to an alleged violation of laws or regulations relating to securities, commodities, financial institutions, insurance companies, mail or wire fraud or fraud in connection with a business entity, in each case giving the date and a brief description of the conviction, order, judgment, decree, finding or sanction, the name of the proceeding and the disposition;

(4)	a statement from the candidate that he or she consents to serve on the Board if elected; and

(5)	a statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the record holder of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates recommended for nomination to the Board by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review. Any candidates recommended by shareholders meeting the above requirements will be evaluated by the CNGC on the same basis as all other potential director candidates.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom has been determined by the Board to be “independent” as defined by the NYSE Listed Company Rules and the applicable rules of the SEC. The members of the Audit Committee are Aida M. Alvarez; James I. Cash, Jr.; Arne M. Sorenson; and Christopher J. Williams, the chair of the Audit Committee. The Audit Committee is governed by a written charter adopted by the Board. You can obtain a copy of the current Audit Committee charter in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, Walmart will provide a copy of the Audit Committee charter in print at no charge to any shareholder requesting a copy by writing to our company’s Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Walmart’s management is responsible for Walmart’s internal control over financial reporting and the preparation of Walmart’s consolidated financial statements. Walmart’s independent accountants are responsible for auditing Walmart’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for issuing a report on those financial statements and a report on the effectiveness of Walmart’s internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting, engaging, and overseeing Walmart’s independent accountants.

As part of the oversight process, the Audit Committee regularly meets with management of our company, our company’s independent accountants, and our company’s internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent accountants and internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with Walmart’s management and the independent accountants Walmart’s audited consolidated financial statements for fiscal 2012;

•

reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;

•

discussed with the independent accountants the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of Walmart’s consolidated financial statements;

•

received written disclosures and the letter from E&Y required by applicable independence standards, rules and regulations relating to E&Y’s independence from Walmart and discussed with E&Y its independence from Walmart;

•

based on the discussions with management and the independent accountants, the independent accountants’ disclosures and letter to the Audit Committee, the representations of management and the reports of the independent accountants, recommended to the Board that Walmart’s audited annual consolidated financial statements for fiscal 2012 be included in Walmart’s Annual Report on Form 10-K for fiscal 2012 filed with the SEC;

•	reviewed all audit and non-audit services performed for Walmart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Walmart;

•

selected and appointed E&Y as Walmart’s independent accountants to audit and report on the annual consolidated financial statements of Walmart to be filed with the SEC prior to Walmart’s annual shareholders’ meeting to be held in calendar year 2013;

•

monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and the internal auditors of our company regarding the design, operation and effectiveness of Walmart’s internal control over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of Walmart’s internal control over financial reporting; and

•

received reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

Aida M. Alvarez

James I. Cash, Jr.

Arne M. Sorenson

Christopher J. Williams, Chair

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board has determined that James I. Cash, Jr., Arne M. Sorenson and Christopher J. Williams are “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC, and that all members of the Audit Committee are “independent” under Section 10A(m)(3) of the Exchange Act, the SEC’s Rule 10A-3, and the requirements set forth in the NYSE Listed Company Rules.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Walmart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. With respect to each such service, the independent accountants provide detailed back-up documentation to the Audit Committee and to the corporate controller.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the pre-approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The CNGC discharges the Board’s responsibilities relating to the compensation of our company’s directors and Executive Officers. With respect to its compensation functions, the CNGC is responsible, pursuant to its charter, for annually:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, our Chairman, and our other Executive Officers; evaluating their performance in light of those goals and objectives; and, based on this evaluation, establishing and approving their total compensation;

•	establishing performance metrics and goals under performance-based incentive compensation plans, and verifying the attainment of those goals;

•	evaluating and recommending for approval to the Board the compensation of our Non-Management Directors; and

•	reviewing the compensation of certain other senior officers of Walmart.

The CNGC may delegate its functions to a subcommittee, to the extent such delegation is consistent with the requirements of the NYSE Listed Company Rules and applicable laws and regulations. However, the CNGC may not delegate its authority over the evaluation, establishment and approval of Executive Officer compensation. The CNGC met seven times in fiscal 2012. Agendas for the meetings of the CNGC are determined in consultation with the chair of the CNGC.

COMPENSATION COMMITTEE REPORT

The CNGC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on such review and discussion, the CNGC recommended to the Board that the CD&A be included in this proxy statement.

The CNGC submits this report:

Douglas N. Daft

Steven S Reinemund

Linda S. Wolf, Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who served on the CNGC at any time during fiscal 2012 were officers or Associates of Walmart or were former officers or Associates of Walmart. None of the directors who served on the CNGC at any time during fiscal 2012 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Related-Party Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that had or has one or more of its executive officers serving on the CNGC.

TRANSACTION REVIEW POLICY

The Board has adopted a written policy (the “Transaction Review Policy”) applicable to all Walmart officers who serve as Executive Vice Presidents or above; to all directors and director nominees; to all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and to the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each a “Covered Transaction”).

Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s Chief Audit Executive any Covered Transactions of which he or she has knowledge. Walmart’s Chief Audit Executive, with the assistance of other appropriate Walmart personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

•

the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and

•	if the Covered Person is a director or officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Statement of Ethics as it applies to the Covered Transaction.

The Audit Committee may also ratify a Covered Transaction for which prior approval and review is not sought if the Audit Committee determines that the Covered Transaction meets the criteria above and the failure to obtain pre-approval was unintentional, inadvertent, or due to a lack of knowledge.

The following categories of transactions are exempt from review and approval under the Transaction Review Policy:

•	transactions that involve a monetary value of less than $120,000;

•	transactions that result from a competitive bid process;

•	ordinary banking transactions; and

•	any series of substantially similar transactions after the Audit Committee has reviewed and approved a single transaction of that type as meeting the requirements of the policy.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Walmart’s Code of Ethics for the CEO and Senior Financial Officers in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. Walmart’s Code of Ethics for the CEO and Senior Financial Officers supplements Walmart’s Statement of Ethics, which is applicable to all directors, Executive Officers, and Associates and is also available at www.walmartstores.com/ethics. A description of any substantive amendment or waiver of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Statement of Ethics will be disclosed in the “Corporate Governance” section of the “Investors” page of our corporate website for a period of 12 months after the date of the amendment or waiver. Copies of Walmart’s Code of Ethics for the CEO and Senior Financial Officers and of Walmart’s Statement of Ethics are also available in print at no charge to any shareholder who requests a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you wish to present a proposal for possible inclusion in our 2013 proxy statement pursuant to the SEC’s rules, send the proposal to Gordon Y. Allison, Vice President and General Counsel, Corporate Division, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Shareholder proposals for inclusion in our proxy statement for the 2013 Annual Shareholders’ Meeting must be received by our company on or before December 17, 2012.

Shareholders who wish to bring business before Walmart’s 2013 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Corporate Secretary of our company in writing and provide the information required by the provision of the Bylaws dealing with shareholder proposals. The notice must be delivered to or mailed and received at Walmart’s principal executive offices not less than 75 nor more than 100 days prior to the date of the 2013 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2013 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Bylaws, a copy of which can be found in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, the Bylaws were filed with the SEC as Exhibit 3(ii) to our company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011.

OTHER MATTERS

Our company is not aware of any matters that will be considered at the 2012 Annual Shareholders’ Meeting other than the matters described herein. If any other matters are properly brought before the 2012 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies in their discretion.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In the following pages, we discuss how our CEO, CFO, and certain other Executive Officers (our “Named Executive Officers” or “NEOs”) were compensated in fiscal 2012 (February 1, 2011 through January 31, 2012) and describe how this compensation fits within our executive compensation philosophy.

Our financial performance for fiscal 2012 was solid. Our earnings were in the top half of our annual guidance provided at the beginning of fiscal 2012, when our incentive goals were set. The Walmart US segment delivered positive comparable store sales for the fiscal year, and Walmart US sales improved over the course of the year, with consecutive fiscal quarters of positive comparable store sales in the third and fourth quarters. Walmart International continues to deliver strong growth, and Sam’s Club sustained its momentum, with continued strong sales and operating income. Our company continued to leverage expenses, and our return on investment (“ROI”) continued to be relatively stable, with ROI for fiscal 2012 moderately less than the prior fiscal year, primarily due to additional investments in property, plant and equipment, Global eCommerce, and higher inventories, as well as investments in price. Our stock price increased more than 9 percent during fiscal 2012, and we paid dividends of $1.46 per share during the fiscal year, for a total of approximately $5 billion in dividends. We also returned an additional $6.3 billion to shareholders in the form of share repurchases.

The key financial measures on which our incentive compensation plans are based are operating income, sales, and ROI. Despite our strong earnings performance and relatively stable returns in fiscal 2012, with the exception of our Sam’s Club division, our overall fiscal 2012 performance was below the challenging goals established by the CNGC for our executive compensation plans in which our NEOs participate. In particular, with the exception of Sam’s Club, our operating income fell short of the target performance goals under our cash incentive plan, and our sales and ROI fell short of the target performance goals under our long-term equity incentive program. This performance directly impacted our NEOs’ compensation for fiscal 2012. In particular, each of our NEOs earned a cash incentive payment that was below target for fiscal 2012, and our CEO’s cash incentive payment was approximately 25 percent less than his cash incentive payment for the prior fiscal year. Similarly, with the exception of Mr. Brian C. Cornell, who was responsible for our Sam’s Club segment in fiscal 2012, our NEOs’ long-term equity incentive payout for fiscal 2012 was reduced. Because we determine long-term equity payouts based on performance over three years, these payouts will be reduced for the next two fiscal years as well.

Our Compensation Program Emphasizes Performance

Our total direct compensation (“TDC”) packages for NEOs, comprising base salary, annual cash incentives, and long-term equity, are heavily weighted towards performance. Base salary represents less than 17 percent of each NEO’s target TDC opportunity (approximately 7 percent for the CEO), and a substantial majority (at least 69 percent) of each NEO’s target TDC opportunity is contingent on meeting operating income, sales, and ROI goals that we believe have a meaningful impact on shareholder value.

Our NEOs’ annual cash incentive is based primarily on the operating income of our company and/or one or more operating divisions, depending on each NEO’s responsibilities. Our long-term performance share program is based on total company ROI and the sales performance of one or more operating divisions, depending on each NEO’s area of responsibility. We believe that this balance of performance metrics, and the balance between rewarding the performance of the total company and the performance of operating divisions, drives financial performance and shareholder value, and mitigates the risk that our executives will overemphasize any single performance metric to the detriment of our company as a whole.

In addition, our executive compensation program seeks to balance long-term and annual performance. Our annual cash incentive plan is primarily based on operating income during a single fiscal year, while our long-term performance share program is based on sales and ROI over a three-year period, with performance goals set annually and payouts based on the average performance against these goals during each of the three years. Our executives also receive service-based restricted stock. Restricted stock granted in January 2012 as part of our NEOs’ annual equity awards vests on the third anniversary of the grant date. Along with performance shares, restricted stock gives our NEOs ownership in the company, as well as serving as a retention tool.

The CNGC regularly reviews our executive compensation programs to ensure that compensation is competitive but remains closely tied to performance that can be impacted by our executives and that the CNGC believes is aligned with shareholder value. In addition, the CNGC ensures that the goals and objectives of our performance-based compensation plans are challenging in light of the expectations of and our commitments to our shareholders and other stakeholders, as well as the internal expectations of the Board and our company.

Our Incentive Plans During Fiscal 2012

The compensation earned by our NEOs for fiscal 2012 shows that our incentive plans are working as designed. While our fiscal 2012 earnings performance was strong, our total company operating income was below the fiscal 2012 target goals under our annual cash incentive plan. As a result, our CEO’s cash incentive payment for fiscal 2012 was approximately $2.88 million, which was significantly less than his target payout of $4.05 million. This compares to a cash incentive payment of $3.85 million to our CEO for fiscal 2011, and a maximum cash incentive payment of $4.80 million to our CEO for fiscal 2010.

With respect to our long-term performance share program, our ROI remained relatively stable, but was below the target performance goal under this plan, and our sales performance also fell short of our target performance goals under this plan (with the exception of Sam’s Club, which exceeded its sales goals for fiscal 2012 under this plan). As a result, with respect to the portion of performance shares dependent on fiscal 2012 performance, our CEO earned approximately 28 percent less than his target opportunity (compared to approximately 14 percent less than his target opportunity earned in fiscal 2011, and approximately 8 percent above target earned in fiscal 2010). Because we average three separate years of performance to determine the three-year payout under our performance share program, not only did this result in a lower performance share payout for fiscal 2012, but it will also adversely impact our CEO’s performance share payouts for fiscal 2013 and fiscal 2014.

Who are the Named Executive Officers Covered in this Proxy Statement?

For fiscal 2012, our NEOs were:

•	Michael T. Duke, President and CEO. Mr. Duke joined our company in 1995 and has served in a number of positions prior to becoming President and CEO in February 2009.

•	Charles M. Holley, Jr., Executive Vice President and CFO. Mr. Holley joined our company in 1994 and was promoted to CFO on December 1, 2010.

•	William S. Simon, Executive Vice President, President and CEO, Walmart US. Mr. Simon joined our company in 2006 and was promoted to his present position on June 23, 2010.

•	C. Douglas McMillon, Executive Vice President, President and CEO, Walmart International. Mr. McMillon joined our company in 1990 and was promoted to his current position in February 2009.

•

Brian C. Cornell, former Executive Vice President, President and CEO, Sam’s Club. Mr. Cornell joined our company in 2009 and resigned as President and CEO of Sam’s Club on January 31, 2012. Mr. Cornell remained as an Executive Vice President of our company in a transitional role through March 11, 2012.

•	Neil M. Ashe, Executive Vice President, President and CEO, Global eCommerce. Mr. Ashe joined our company on January 16, 2012.

Mr. Ashe joined our company less than one month before the end of fiscal 2012. However, because Mr. Ashe received his initial annual equity award in January 2012, prior to the end of fiscal 2012, Mr. Ashe is an NEO for fiscal 2012 due primarily to the value of this annual equity award. Mr. Ashe did not receive a cash incentive payout or a long-term performance share payout for fiscal 2012. We have voluntarily included Mr. Cornell as a NEO because he led our Sam’s Club segment during fiscal 2012.

Impact of Fiscal 2012 Performance on Executive Compensation

How was Walmart’s fiscal 2012 performance reflected in our executive compensation?

Cash Incentive Plan.    While our fiscal 2012 earnings performance was strong, operating income for the total company, as well as for the Walmart US and International segments, was below the fiscal 2012 target performance goals under our annual cash incentive plan. As a result, our CEO’s cash incentive payment for fiscal 2012 was less than the target payout. With the exception of Mr. Ashe, who was not eligible for a cash incentive payout for fiscal 2012, each of our other NEOs also received a cash incentive payout that was below target.

Moreover, because our growth in operating income during fiscal 2012 was not as strong relative to our performance goals as it was in the prior two years, our NEOs earned less under our annual cash incentive plan for fiscal 2012 than for each of the prior two years (with the exception of Mr. Simon, whose payout percentage was slightly higher and whose cash incentive opportunity was greater in fiscal 2012 than in prior years, as described below). The following table compares our fiscal 2012, fiscal 2011, and fiscal 2010 payouts under our cash incentive plan:

Company/ Division	Fiscal 2012 Cash Incentive Payout (% of target)	Fiscal 2011 Cash Incentive Payout (% of target)	Fiscal 2010 Cash Incentive Payout (% of target)
Total Company	71.0%	97.4%	125.0%
Walmart US	74.0%	67.8%	123.6%
International	62.1%	107.5%	125.0%
Sam’s Club	98.0%	104.5%	125.0%

As a result, our NEOs who continued in the same positions with the same cash incentive opportunities earned a smaller cash incentive payment for fiscal 2012 as compared to the previous two fiscal years. For example, our CEO earned a cash incentive payment for fiscal 2012 that was almost $1.0 million less than his cash incentive payment for fiscal 2011, and approximately $1.9 million less than his cash incentive payment for fiscal 2010, when he received a maximum payout under the plan:

Michael T. Duke – Cash Incentive	Fiscal Year	% of Target	Cash Incentive Payment
	2012	71.0%	$2,878,305
	2011	97.4%	$3,852,059
	2010	125.0%	$4,800,000

Performance Shares.    With respect to our long-term performance share program, our ROI was below the target performance goal under our long-term incentive plan. Our sales performance for the total company and the Walmart US and International divisions also fell short of our target performance goals under this plan. As a result, as shown in the table below, we fell short of our target performance share goals applicable to each of our NEOs, with the exception of Mr. Cornell, who was responsible for our Sam’s Club operations. Because we average three separate years of performance to determine the three-year payout under our performance share program, not only did this result in a lower performance share payout for fiscal 2012, but it will also adversely impact our NEOs’ performance share payouts for fiscal 2013 and fiscal 2014.

Performance Shares
Company/ Division	Performance vs. Fiscal 2012 Goals (% of Target)	Performance vs. Fiscal 2011 Goals (% of Target)	Performance vs. Fiscal 2010 Goals (% of Target)
Total Company	72.16%	86.19%	107.83%
Walmart US	69.22%	85.64%	90.00%
International	68.21%	87.57%	150.00%
Sam’s Club	110.24%	93.22%	112.63%

As a result of our fiscal 2012 performance, the combined value of Mr. Duke’s performance share payouts for fiscal 2012, fiscal 2013 and fiscal 2014 will be approximately $3.2 million less than if we had reached our target performance share goals for fiscal 2012 (assuming a stock price of $61.36 per share, which was the closing price of Shares on the NYSE on January 31, 2012). Actual performance share payouts to our NEOs for the three-year period ended January 31, 2012 are shown below on page 31.

Fiscal 2012 Performance Measures and Performance Goals

What performance metrics were used in our executive compensation program for fiscal 2012?

Commensurate with the CNGC’s philosophy, our NEOs’ fiscal 2012 TDC was substantially performance-based. Each NEO’s performance measures are based on the performance of our total company or a combination of the performance of our total company and the NEO’s operating division. This approach is consistent with our objective of compensating officers based on performance within their control or influence, while still tying a significant portion of executive compensation to the performance of the overall company to drive the company’s business strategies. The performance measures applicable to our NEOs’ fiscal 2012 compensation were:

Element of Compensation	Fiscal 2012 Performance Metrics	Performance Period
Annual Cash Incentive	Operating Income (Total Company and/or Division)	2/1/2011 – 1/31/2012
Performance Shares	Total Company Return on Investment (1) Total Company Sales (for Mr. Duke and Mr. Holley) Walmart US Sales (for Mr. Simon) International Sales (for Mr. McMillon) Sam’s Club Sales (for Mr. Cornell)	2/1/2011 – 1/31/2012

(1)	For purposes of the performance shares, we define “return on investment” (which is a non-GAAP measure as defined in the SEC’s rules) as adjusted operating income (operating income plus interest income and depreciation and amortization and rent from continuing operations) for the fiscal year or trailing twelve months divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

The CNGC chose these performance measures to align with the company’s strategic priorities of growth, leverage, and returns. The CNGC concluded that the combination of these performance metrics was likely to incentivize our executives to achieve performance that is in line with the best interests of our company and our shareholders. In addition, the CNGC believes that the combination and weighting of these performance metrics help to mitigate the risk that our executives would be motivated to pursue results with respect to one metric to the detriment of our company as a whole. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our profitability, resulting increases in performance share payouts should be offset by decreases in annual cash incentive payouts.

What were our specific performance targets for fiscal 2012, and how did we perform in comparison to these targets?

In determining actual performance for purposes of our performance-based plans, the CNGC made certain positive and negative adjustments to our reported results, as provided by the terms of the applicable plans. These adjustments are intended to enable results for a particular fiscal year to be computed on a comparable basis to the prior year, and to ensure that our incentive plans reward underlying operational performance, disregarding factors that are beyond the control of our executives. For fiscal 2012, operating income and ROI were adjusted to exclude the net effect of recent acquisitions, currency exchange rate fluctuations, natural disaster-related costs, the sale of real estate in Brazil, and certain other items that were not material in the aggregate or individually, and sales growth was adjusted to exclude the effects of fuel sales by our International and Sam’s Club segments, currency exchange rate fluctuations, and acquisitions. The adjustments to operating income had the effect of reducing the fiscal 2012 cash incentive payments earned by our NEOs.

Annual Cash Incentive Payment Goals.    The growth goals applicable to the cash incentive payments are expressed in terms of a percentage increase over our prior year performance. For fiscal 2012, the threshold, target, and maximum performance goals under our cash incentive plan, and our actual performance, are shown in the following table:

	Fiscal 2012 Operating Income Goals under Cash Incentive Plan (percentage increase over fiscal 2011)
Goal Applicable To:	Threshold (37.5% Payout)	Target (100% Payout)	Maximum (125% Payout)	Actual (as adjusted)
Total Company Operating Income	0.8%	5.0%	7.0%	3.0%
Walmart US Operating Income	0.0%	4.1%	6.2%	2.6%
International Operating Income	5.1%	9.5%	11.6%	6.2%
Sam’s Club Operating Income	0.0%	3.9%	6.0%	9.0%

The results shown above resulted in the following annual cash incentive payments to our NEOs for fiscal 2012:

		Fiscal 2012 Cash Incentive Payout
	Performance Measures	Target Payout (% of Salary)	Max Payout (% of Salary)	Actual Payout (% of Salary)	Actual Payment
Michael T. Duke	100% Total Company Operating Income	320%	400%	227.2%	$2,878,305
Charles M. Holley, Jr.	100% Total Company Operating Income	160%	200%	113.6%	$832,454
William S. Simon	50% Walmart US Operating Income 50% Total Company Operating Income	200%	250%	147.9%	$1,288,918
C. Douglas McMillon	50% International Operating Income 50% Total Company Operating Income	200%	250%	124.3%	$1,126,230
Brian C. Cornell	50% Sam’s Club Operating Income 50% Total Company Operating Income	180%	225%	176.4%	$1,501,260
Neil M. Ashe	Not applicable

A portion of each NEO’s cash incentive payment is also subject to satisfying diversity objectives, and each NEO’s cash incentive payment can be reduced by up to 15 percent if he or she does not satisfy these objectives. For fiscal 2012, these objectives consisted of two components: good faith efforts and placements. Each of our NEOs is subject to good faith efforts requirements. In order to satisfy the good faith efforts component of this program, each NEO must actively sponsor at least two associates and must also participate in at least two diversity-related events.

Each of our NEOs with responsibility for our Walmart US and/or Sam’s Club field operations are also subject to placement objectives. For fiscal 2012, Messrs. Duke, Simon and Cornell were subject to placement objectives. The determination as to whether an NEO satisfies his or her placement objectives is based on several factors, including the relative number of diverse candidates placed in specified positions within the NEO’s organization; the NEO demonstrating engagement and participation in a diversity and inclusion strategy; the NEO’s leadership efforts in implementing these strategies; and the NEO’s efforts in recruiting and developing diverse associates. Applying these factors, at the end of each fiscal year, our Chief Diversity Officer reviews each NEO’s performance under our diversity program and reports the results of this review to the CNGC prior to the approval of annual cash incentive payouts to our NEOs. Based on the report of our Chief Diversity Officer, the CNGC determined that each NEO satisfied his diversity goals for fiscal 2012.

Performance Share Goals.    The following table shows the performance goals set by the CNGC for fiscal 2012 under our performance share program, and our performance against those goals:

Performance Period	Performance Measure	Performance Goals (% of Performance Shares Vesting on Achievement of Goal)			Actual Performance (as adjusted)
		Threshold (50%)	Target (100%)	Maximum (150%)
2/1/2011 – 1/31/2012	Return on Investment (Total Company)	18.40%	18.95%	19.40%	18.63%
	Total Company Sales Growth*	1.9%	4.7%	5.8%	3.24%
	Walmart US Sales Growth	0.5%	3.3%	4.3%	1.51%
	International Sales Growth*	5.8%	8.8%	10.3%	6.73%
	Sam’s Club Sales Growth*	1.1%	3.1%	4.1%	5.36%

*	International and Sam’s Club Sales Growth excludes fuel sales, and Total Company Sales Growth excludes International and Sam’s Club fuel sales.

These adjusted results were averaged with the adjusted results for fiscal 2010 and fiscal 2011, the other two fiscal years within the three-year performance period, and compared to the goals established by the CNGC to determine the ultimate performance share payout for the performance shares with a three-year performance cycle ending January 31, 2012:

		Performance Share Payout
		Percent of Target				Performance Shares For 3-Year Cycle Ended 1/31/12
	Fiscal 2012 Performance				Three-
		Fiscal 2010	Fiscal 2011	Fiscal 2012	Year
	Measures	Performance	Performance	Performance	Average	Target	Earned
Michael T. Duke	50% ROI 50% Total Company Sales	107.83%	86.19%	72.16%	88.73%	201,655	178,928
Charles M. Holley, Jr.	50% ROI 50% Total Company Sales	107.83%	86.19%	72.16%	88.73%	34,004	30,172
William S. Simon	50% ROI 50% Walmart US Sales	90.00%	85.64%	69.22%	81.62%	61,208	49,958
C. Douglas McMillon	50% ROI 50% International Sales	150.00%	87.57%	68.21%	101.93%	85,315	86,962
Brian C. Cornell	50% ROI 50% Sam’s Club Sales	112.63%	93.22%	110.24%	105.36%	62,732	66,094
Neil M. Ashe	Not applicable

Components of Fiscal 2012 Compensation and Pay Mix

What are the other components of our NEOs’ compensation?

In addition to the annual cash incentive and long-term performance shares described above, our NEOs also receive a base salary and a service-based restricted stock award. These four elements comprise each NEO’s total direct compensation, or TDC. Consistent with our philosophy of tying compensation to performance, the value of each NEO’s annual restricted stock award is one-third the target value of the NEO’s performance share award.

How much of our NEOs’ TDC was performance-based in fiscal 2012?

For fiscal 2012, base salary represented less than 17 percent of each NEO’s target TDC opportunity, and a substantial majority of each NEO’s target TDC opportunity was comprised of an annual cash incentive and performance shares – that is, compensation that is contingent on satisfying a balance of performance measures that we believe have a meaningful impact on shareholder value, as shown in the following charts.

Mr. Ashe is not included above because he joined our company at the end of fiscal 2012.

What other types of compensation did our NEOs receive for fiscal 2012?

Our NEOs may from time to time receive special awards. Special awards are typically granted for retention purposes or in recognition of extraordinary performance. Because these awards are not part of an NEO’s annual compensation, the special awards are not included in TDC.

In March 2011, the CNGC approved a special performance-based cash award opportunity for Mr. Cornell in the amount of $2 million. In order for Mr. Cornell to earn this award, Sam’s Club total sales, excluding fuel, had to increase by at least 1.1 percent during fiscal 2012. The purpose of this award was to emphasize the importance of continued strong sales performance. During fiscal 2012, total sales for Sam’s Club, excluding fuel, increased by approximately 5.4 percent. As a result, Mr. Cornell earned the award in full. The special performance-based cash award is included on the Summary Compensation table in Mr. Cornell’s fiscal 2012 compensation since it was earned for that period.

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations for our NEOs. We provide each NEO with personal use of our aircraft for a limited number of hours each year. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Our NEOs also are entitled to benefits available to officers generally, such as participation in the Deferred Compensation Plan, and benefits available to Associates generally, including a Walmart discount card, a limited 15 percent match of purchases of Shares through our Stock Purchase Plan, participation in the 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives.

Fiscal 2012 Total Direct Compensation Opportunity

What was the TDC for the NEOs in fiscal 2012 and the other years covered in the Summary Compensation table?

The following table shows the TDC established for each NEO for the fiscal years reported on the Summary Compensation table, rounded to the nearest thousand. As shown in the table below, target TDC represents the amounts our NEOs would receive if target performance goals are achieved. Maximum TDC represents the amounts that our NEOs would receive if maximum performance goals are achieved and is, therefore, intended to reflect the amounts our NEOs would receive only in the event of exceptional performance.

Named Executive Officer	Fiscal Year	Base Salary ($000)	Annual Cash Incentive				Total Cash		Equity		TDC
			Target		Max		Target	Max	Target	Max	Target	Max
			%	$ ($000)%		$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)
Michael T. Duke	2012	$1,267	320%	$4,054	400%	$5,068	$5,321	$6,335	$13,390	$18,411	$18,711	$24,746
	2011	$1,236	320%	$3,955	400%	$4,944	$5,191	$6,180	$13,390	$18,411	$18,581	$24,591
	2010	$1,200	320%	$3,840	400%	$4,800	$5,040	$6,000	$13,000	$17,875	$18,040	$23,875
Charles M. Holley, Jr.	2012	$733	160%	$1,173	200%	$1,466	$1,905	$2,199	$2,500	$3,438	$4,405	$5,636
	2011	$715	160%	$1,144	200%	$1,430	$1,859	$2,145	$2,500	$3,438	$4,359	$5,583
William S. Simon	2012	$871	200%	$1,743	250%	$2,178	$2,614	$3,049	$4,500	$6,188	$7,114	$9,237
	2011	$850	180%	$1,530	225%	$1,913	$2,380	$2,763	$4,500	$6,188	$6,880	$8,950
C. Douglas McMillon	2012	$906	200%	$1,812	250%	$2,265	$2,718	$3,171	$6,000	$8,250	$8,718	$11,421
	2011	$884	200%	$1,768	250%	$2,210	$2,652	$3,094	$6,000	$8,250	$8,652	$11,344
	2010	$850	200%	$1,700	250%	$2,125	$2,550	$2,975	$5,500	$7,563	$8,050	$10,538
Brian C. Cornell	2012	$851	180%	$1,532	225%	$1,915	$2,383	$2,766	$4,500	$6,188	$6,883	$8,954
	2011	$816	180%	$1,469	225%	$1,836	$2,285	$2,652	$4,500	$6,188	$6,785	$8,840
	2010	$800	160%	$1,280	200%	$1,600	$2,080	$2,400	$4,500	$6,188	$6,580	$8,588
Neil M. Ashe	N/A

As described above, because our overall performance during fiscal 2012 was not as strong as our performance during the prior two fiscal years, our continuing NEOs realized less of their TDC opportunity during fiscal 2012 as compared to prior fiscal years.

Why is TDC different than the amounts shown in the Summary Compensation table?

Inclusion of the TDC table above is not designed to replace the Summary Compensation table, but rather to provide insight into the CNGC’s decision-making process when establishing NEO compensation. The Summary Compensation table that appears on page 43 provides specific compensation information for the three most recent fiscal years for our NEOs in the manner required by SEC rules. The amounts in the Summary Compensation table do not necessarily reflect the compensation opportunities approved by the CNGC for our NEOs, nor do they necessarily provide insight into the compensation that may actually be earned by each NEO upon satisfaction of applicable performance conditions. For example, because the CNGC typically grants annual equity awards to our NEOs prior to the start of the fiscal year, the equity awards granted for fiscal 2013 appear on the Summary Compensation table as part of fiscal 2012 compensation. As noted above, Mr. Ashe received equity awards in January 2012 that are included on the Summary Compensation table for fiscal 2012, but are intended as part of Mr. Ashe’s fiscal 2013 TDC.

What were the significant changes to our NEOs’ compensation for fiscal 2012?

There were no significant changes to the basic TDC structure for NEOs in fiscal 2012. After including a Walmart US sales component in Mr. Simon’s cash incentive award in fiscal 2011, Mr. Simon’s cash incentive for fiscal 2012 was based on operating income, as it is for our other senior executives and most management Associates generally. In making this change, the CNGC recognized that a significant portion of Mr. Simon’s TDC is already dependent on Walmart US sales by means of our long-term performance share program.

For fiscal 2012, our NEOs received base salary increases ranging from approximately 2 percent to approximately 4 percent, which is consistent with annual base salary increases for management Associates generally. For fiscal 2012, Mr. Simon’s target cash incentive award increased from 180 percent to 200 percent of his base salary. This increase reflected Mr. Simon’s continued experience in his leadership role and was intended to align Mr. Simon’s cash incentive opportunity with other internal leaders and external peer groups.

How is TDC allocated between annual and long-term compensation?

A majority of each NEO’s fiscal 2012 TDC was allocated to performance shares, which have a three-year performance period. An additional portion of fiscal 2012 TDC was allocated to restricted stock, which vests on the third anniversary of the grant date. The following charts illustrate this allocation for our CEO and for our other NEOs as a group. The percentages may not total 100.0% due to rounding.

We believe that this mix appropriately balances annual and long-term performance.

Executive Compensation Philosophy and Process

Who establishes the TDC at Walmart?

The CNGC is the Board committee that is responsible for establishing and approving the compensation of the officers subject to Section 16, including the CEO and other NEOs. The members of the CNGC are independent (see pages 18 and 24 for more information on the CNGC).

The CNGC met seven times in fiscal 2012. During each of these meetings, the CNGC considered executive compensation matters, including the review and approval of compensation for our NEOs; the selection of performance metrics and performance goals applicable to the NEOs’ performance-based compensation; and the review of performance against those metrics.

What is the company’s compensation philosophy in establishing TDC?

The company’s philosophy is that a substantial portion of TDC should be tied to performance that drives the company’s business strategies and that each NEO can impact. This philosophy focuses on the long-term interests of shareholders and seeks to align the interests of the NEOs with the company’s continued growth and long-term performance goals. Applying this philosophy, the CNGC designs the executive compensation program to:

•	provide fair, competitive compensation based on performance and contributions to the company;

•	provide incentives to attract and retain key executives;

•	instill a long-term commitment to the company; and

•	develop a sense of company ownership.

How does the CNGC establish TDC?

The process of setting TDC is a dynamic one. The CNGC considers, among other things:

•	the overall financial and operating performance of our company and operating segments, as applicable;

•	each NEO’s individual performance and contributions to the achievement of financial goals and operational milestones;

•	each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience;

•	the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future;

•	the peer group data and analyses (see pages 37-39 for more detail); and

•	the results of recent shareholder advisory votes on executive compensation.

Generally, our NEOs’ target TDC (which would be earned if target performance goals are achieved) place the NEOs in the top quartile of the peer groups for their respective positions. The CNGC believes that it is generally appropriate to position our NEOs’ target TDC at this level because, as the world’s largest retailer, the company’s size, extensive international presence, and complex operations result in our NEO jobs having a greater level of complexity than similar jobs at many of our peer group companies. The target TDC opportunity for a new executive may be less than the top quartile of the peer groups depending on a number of factors, particularly time and experience in a similar role. In evaluating individual performance, the CNGC relied on annual performance evaluations for each NEO and discussions with the NEO’s supervisor.

The differences in TDC among our NEOs are due to many factors. These factors include the differences in job scope and responsibilities; the CNGC’s review of peer group compensation information through peer benchmarking; expertise and years of experience; historical compensation levels; retention and succession considerations; and individual and, where relevant, divisional performance. The TDC levels set forth in the table on page 33 represent the CNGC’s judgment as to the appropriate compensation opportunities in light of these factors.

How is TDC allocated among the various elements of compensation?

Base Salary.    In keeping with our philosophy that a substantial majority of NEO compensation should be performance-based, the CNGC typically allocates a relatively small percentage of TDC to base salary. Because our more senior executives typically have a large portion of their annual compensation at risk, the percentage of TDC attributable to base salary generally becomes smaller as our executives advance in our company.

Annual Cash Incentive.    Under our Management Incentive Plan, most salaried management Associates, including our NEOs, are eligible to earn an annual cash incentive payment. The target opportunity for the annual cash incentive is based on a percentage of base salary. The cash incentive payout can range from 37.5 percent of the target opportunity at threshold to a maximum of 125 percent of the target opportunity. For example, our CEO’s target opportunity is 320 percent of his base salary, and he can earn a cash incentive from 120 percent of his base salary at threshold to a maximum of 400 percent of his base salary. The cash incentive earned depends on whether we achieve pre-established performance goals, and no payout will be made unless the threshold performance goals are met. The CNGC sets the performance goals in the first quarter of the fiscal year.

Long-Term Equity Awards.    The balance of TDC (generally the largest portion) is then allocated between two forms of long-term equity compensation. We believe that long-term equity awards help align the interests of our NEOs with the interests of our shareholders, as well as providing a retention tool. Consistent with our philosophy of tying compensation to performance, 75 percent of the annual equity award is in the form of performance shares, with the remaining 25 percent granted in the form of restricted stock.

Performance Shares.    A performance share award gives the officer receiving it the right to receive a number of Shares if we meet certain performance goals during a specified performance period. Generally, performance shares granted to our executives have a three-year performance period, with the performance metrics set annually by the CNGC. The number of Shares received at payout is based on the average performance as compared to these performance metrics over three fiscal years. The NEOs can earn from 50 percent at threshold, to a maximum of 150 percent of the target number of Shares.

Restricted Stock.    The remaining 25 percent of the equity value is in the form of restricted stock, which, for annual awards granted in fiscal 2012, vests on the third anniversary of the grant date, so long as the NEO remains employed by our company on the vesting date.

How does the CNGC set performance goals?

The goals for our performance-based plans are established in light of the operating plans for our company and each of its operating segments. The company’s operating plans to reach our strategic goals are reviewed by the Board in light of economic conditions in our industry and in the broader markets in which we operate. The company’s operating plans are generally intended to be challenging, and fiscal 2012 was no exception, particularly given the economic environment for our core customer.

In order to achieve the target goals in our performance-based plans, our company and operating segments must perform in line with our sales, operating income, and return on investment expectations and operating plans at the time the goals were set. In order to achieve the maximum goals, the performance of our company and operating segments would have to exceed those expectations to a significant degree. Generally, goals for our International division require greater increases in operating income and sales relative to our other divisions. This reflects our strategic growth plans for our international operations in light of market conditions and the level of capital investment required for growth in the international markets in which we operate.

The CNGC generally attempts to set the threshold and maximum performance goals so that a consistent level of expected difficulty in achieving these goals is maintained from year to year. The CNGC generally establishes the maximum performance goals at a level that would represent superior performance for the company and the threshold performance goals at a level that is attainable but below which the company could not justify a payment.

Do our NEOs receive any compensation that is not included in TDC?

On occasion, we grant our officers, including our NEOs, special awards that are not included in TDC. These awards are generally in the form of performance-based restricted stock or service-based restricted stock and are intended for retention purposes and/or to reward exceptional performance. Also, the CNGC may, in its discretion, increase or decrease the amount of any individual NEO’s cash incentive payment by up to 20 percent of the target payout for that NEO, based upon the CNGC’s subjective evaluation of that NEO’s individual performance. The CNGC did not increase or decrease any NEO’s cash incentive payment for fiscal 2012. Mr. Cornell received a special performance-based cash award of $2 million based on Sam’s Club performance during fiscal 2012, which is described above on page 32. Our NEOs also receive limited perquisites and other benefits as described above on pages 32-33.

In January 2012, the CNGC approved a special performance-based cash award opportunity for Mr. Simon in the amount of $3 million. Half of this award is contingent on meeting performance goals for fiscal 2013, and half is contingent on meeting performance goals for fiscal 2014. In March 2012, the CNGC established a performance goal for fiscal 2013 applicable to this award. The CNGC will establish a performance goal or goals for the portion of this award contingent on fiscal 2014 performance at a later date. The purpose of this award was to allow the CNGC the ability to set separate strategic goals for Mr. Simon, which for fiscal 2013 is to continue to emphasize the importance of sales growth, and for retention purposes.

Also in January 2012, the CNGC approved a $2 million special restricted stock award to Mr. McMillon, primarily for retention purposes. One half of this award will vest on the first anniversary of the grant date and the other half will vest on the fourth anniversary of the grant date, provided that Mr. McMillon continues to be employed by Walmart through the vesting dates. Finally, as is customary for new officer hires, in January 2012, the CNGC approved two performance share awards to Mr. Ashe that were in addition to his annual performance share award that is scheduled to vest on January 31, 2015. These additional performance share awards are scheduled to vest on January 31, 2013 and January 31, 2014, respectively, and each has a target value of $3.375 million, which is equal to the target value of his annual performance share award.

In addition, as described above, our NEOs receive other benefits generally available to our Associates, such as participation in our 401(k) Plan, our Stock Purchase Plan, and other plans available to our officers, such as our Deferred Compensation Plan. Our NEOs also receive certain perquisites and supplemental benefits described above.

Other Compensation Considerations

Are there any significant changes to our executive compensation program for fiscal 2013?

For fiscal 2013, the basic structure of our executive compensation program is unchanged. In March 2012, the CNGC established performance metrics and goals for the fiscal 2013 performance-based plans. For fiscal 2013, our executive incentive compensation programs continue to be based on sales, operating income, and ROI metrics.

What is the role of management and compensation consultants with respect to NEO compensation?

When evaluating, establishing and approving the compensation of our NEOs other than the CEO, the CNGC considers the performance evaluations of these NEOs provided by our CEO and the recommendations provided by our Chairman, our Global People division, and our CEO. As part of this process, our CEO reviews his annual performance evaluations of the other NEOs with the CNGC.

When establishing and approving the compensation of our CEO, our Chairman, with support from our Global People division and the Chair of the CNGC, reviews our CEO’s performance evaluation with the CNGC and makes recommendations to the CNGC regarding our CEO’s compensation.

Since early 2007, the CNGC has engaged an independent consultant on executive compensation matters. Since early 2010, Pay Governance LLC (“Pay Governance”) has been engaged by the CNGC as its independent executive compensation consultant. Under the terms of its engagement, Pay Governance reports directly and exclusively to the CNGC; the CNGC has sole authority to retain, terminate, and approve the fees of Pay Governance; and Pay Governance may not be engaged to provide any additional consulting services to Walmart without the approval of the CNGC. Other than its engagement by the CNGC, Pay Governance does not perform any services for Walmart. The CNGC’s independent consultant attends and participates in CNGC meetings at which executive compensation matters are considered, and performs analyses for the CNGC at the CNGC’s request, including benchmarking, realizable pay analysis, analysis of the correlation between performance metrics and shareholder return, and assessments of the difficulty of performance goals.

How is peer group data used by the CNGC?

Our company is the world’s largest retailer by a wide margin and has significantly more extensive international operations than most publicly traded U.S.-based retailers. As a result, the CNGC believes that simply benchmarking NEO compensation against a retail industry index would not provide the CNGC with sufficient information with which to determine the appropriate compensation of our NEOs.

Therefore, the CNGC reviews publicly available information for three peer groups to determine how our NEOs’ compensation compares to the compensation paid to executives in comparable positions at other companies. Since information regarding positions comparable to those of some of our NEOs is not available for many of the companies in our peer groups, using three peer groups results in a larger number of comparable positions to which our NEOs’ compensation can be benchmarked.

The CNGC uses benchmarking data when allocating each NEO’s TDC among the various elements of compensation as a general guide to ensure that the amount of TDC allocated to each element of compensation was set at an appropriately competitive level consistent with our emphasis on performance-based compensation. We did not attempt to quantify or otherwise assign any relative weightings to any of these peer groups or to any particular members of a peer group when benchmarking against them.

While the benchmarking data is generally used for comparable positions, the CNGC also reviews peer group data for retail CEO positions for our executives who lead our operating divisions. These roles have significant responsibilities, and the CNGC believes that these positions are often comparable to CEO positions at many of our peer group companies. In addition, from a competitive standpoint, it is more likely that our operating segment leaders would be recruited for a CEO position, rather than a lateral move. Therefore, we benchmark these executives’ compensation against that of CEOs within our retail peer groups.

Retail Industry Survey.    This survey allows us to compare our NEO compensation to that of our primary competitors in the retail industry. For fiscal 2012, the Retail Industry Survey included all publicly traded retail companies with significant U.S. operations with annual revenues exceeding approximately $10 billion, which were:

Amazon.com, Inc. AutoNation, Inc. Best Buy Co., Inc. BJ’s Wholesale Club, Inc. Costco Wholesale Corporation CVS Caremark Corporation Dollar General Corporation The Gap, Inc.	The Home Depot, Inc. J. C. Penney Company, Inc. Kohl’s Corporation The Kroger Co. Lowe’s Companies, Inc. Macy’s Inc. Office Depot, Inc. Rite Aid Corporation	Safeway Inc. Sears Holdings Corporation Staples, Inc. Supervalu Inc. Target Corporation The TJX Companies, Inc. Walgreen Co.

The fiscal 2012 target TDCs of our NEOs were in the top quartile of TDCs for peer positions within the Retail Industry Survey. When compared to CEO positions within the Retail Industry Survey, Mr. McMillon’s target TDC was between the 50th and 75th percentile, and Mr. Simon’s and Mr. Cornell’s target TDCs were between the 25th and 50th percentiles.

Select Fortune 100.    We also benchmark our NEO compensation against a select group of companies within the Fortune 100. This group, which we refer to as the “Select Fortune 100,” was chosen from among the Fortune 100 by our Global People division, with input by the CNGC’s independent consultant. The Select Fortune 100 includes companies whose primary business is not retailing but that are similar to us in one or more ways, such as global operations, business model, and size. We excluded retailers from this group because those companies were already represented in the Retail Industry Survey. We also excluded companies with business models that are broadly divergent from ours, such as financial institutions and energy companies. The companies included in the Select Fortune 100 when setting fiscal 2012 compensation were:

Archer-Daniels-Midland Company AT&T Inc. Caterpillar Inc. Cisco Systems, Inc. The Coca-Cola Company Dell Inc. FedEx Corporation Ford Motor Company General Electric Company Hewlett-Packard Company

Honeywell International, Inc.

Ingram Micro Inc.

Intel Corporation

International Business Machines Corporation

Johnson & Johnson

Johnson Controls, Inc.

Kraft Foods Inc.

McKesson Corporation

Microsoft Corporation

News Corporation

PepsiCo, Inc.

Pfizer Inc.

Philip Morris International Inc.

The Procter & Gamble Company

Sprint Nextel Corporation

Time Warner Inc.

Tyson Foods, Inc.

United Parcel Service, Inc.

Verizon Communications Inc.

The fiscal 2012 target TDCs for Mr. Duke and Mr. Cornell fell between the 50th and 75th percentiles of peer TDCs within the Select Fortune 100. Mr. Simon’s target TDC was approximately at the 75th percentile, Mr. Holley’s target TDC was slightly below the 50th percentile, and Mr. McMillon’s target TDC was in the top quartile for peer positions within this survey group.

Top 50.    At the time of our benchmarking for fiscal 2012, we were approximately 16 times larger in terms of annual revenue, and approximately 14 times larger in terms of market capitalization, than the Retail Industry Survey at the median. To take into account this size discrepancy and the corresponding complexity of our NEOs’ job responsibilities, we also benchmark our NEOs’ pay against the 50 largest public companies (including selected non-U.S. based companies), excluding Walmart, in terms of market capitalization at the time of the review:

3M Company	Hewlett-Packard Company	Rio Tinto Plc
Abbott Laboratories	HSBC Holdings plc	Royal Bank of Canada
Amazon.com, Inc.	Intel Corporation	Royal Dutch Shell plc
Apple Inc.	International Business Machines	Sanofi-aventis
AstraZeneca PLC	Corporation	SAP AG
AT&T Inc.	Johnson & Johnson	Schlumberger N.V.
Barclays Plc	McDonald’s Corporation	The Toronto-Dominion Bank
Berkshire Hathaway Inc.	Merck & Co., Inc.	Total S.A.
BHP Billiton Limited	Microsoft Corporation	UBS AG
BP p.l.c.	Novartis AG	United Parcel Service, Inc.
Chevron Corporation	Occidental Petroleum Corporation	United Technologies Corporation
Cisco Systems, Inc.	Oracle Corporation	Verizon Communications Inc.
The Coca-Cola Company	PepsiCo, Inc.	Visa Inc.
ConocoPhillips	Pfizer Inc.	Vodafone Group Public Limited
Exxon Mobil Corporation	Philip Morris International Inc.	Company
General Electric Company	The Procter & Gamble Company	The Walt Disney Company
GlaxoSmithKline plc	QUALCOMM Incorporated	Wyeth
Google Inc.

The fiscal 2012 target TDCs for Mr. Duke, Mr. Simon, and Mr. Cornell fell between the 50th and 75th percentiles of peer TDCs within the Top 50. Mr. Holley’s target TDC was between the 25th and 50th percentiles, and Mr. McMillon’s target TDC was in the top quartile for peer positions within this survey group.

What other information does the CNGC consider when establishing TDC?

The CNGC also reviews other information in the process of setting TDC, although the CNGC generally considers these factors to be less significant than the factors described above.

Realized Compensation.    The CNGC also reviews an estimate of the realized compensation of each of our NEOs during prior fiscal years, as well as forecasts of the compensation that could be realized by our NEOs in future years. The CNGC reviews this information in order to understand the compensation actually earned by each NEO and to determine whether such realized compensation is consistent with its view of the performance of each NEO, as well as to provide insight into retention considerations.

Tally Sheets.    The CNGC also reviews “tally sheets” prepared by our company’s Global People division. These tally sheets summarize the total value of the compensation received by each NEO for the fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon retirement or separation from our company.

Advisory Shareholder Votes on Executive Compensation.    At the 2011 Annual Shareholders’ Meeting, for the first time, Walmart’s shareholders had an opportunity to cast an advisory vote to approve our NEOs’ compensation. At the 2011 Annual Shareholders’ Meeting, approximately 98.8 percent of the votes cast on this proposal were voted to approve our NEOs’ compensation. While this vote was not held until after the CNGC had established our NEOs’ compensation opportunities for fiscal 2012, the CNGC believes that the results of this vote affirms shareholders’ support of our company’s approach to executive compensation, which as described above, has not changed significantly since fiscal 2011. The CNGC considered that support when establishing our NEOs’ compensation opportunities for fiscal 2013. Based on the recommendation of the Board, our shareholders also voted overwhelmingly in favor of an annual advisory vote to approve our NEO compensation, and we have determined to hold such a vote annually. The CNGC will continue to consider the outcome of these annual advisory votes when making future compensation decisions for our NEOs.

What are our practices for granting stock options and other equity awards?

Option Exercise Prices.    We did not grant any stock options to our NEOs during fiscal 2012, and stock options are not currently a part of our executive compensation program. The CNGC may grant stock options in the future in special circumstances. When we grant stock options, the exercise price is equal to the fair market value of our common stock on the date of grant.

Timing of Equity Awards.    The CNGC meets each January to approve and grant annual equity awards to our NEOs for the upcoming fiscal year. Because of the timing of these meetings, equity grants awarded for an upcoming fiscal year are reported in the executive compensation tables appearing in this proxy statement as granted during the prior fiscal year. The CNGC meets again in February and/or March to establish the performance goals applicable to the performance shares and any other performance-based equity granted at the January meeting. Any special equity grants to Executive Officers during the year are approved by the CNGC at a meeting or by unanimous written consent.

Does the CNGC take tax consequences into account when designing executive compensation?

Yes. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to certain of our NEOs is generally not deductible unless it is performance-based. A significant portion of the compensation awarded to our NEOs satisfies the requirements for deductibility under Section 162(m). When designing NEO compensation, the CNGC considers whether particular elements of that compensation will be deductible for federal income tax purposes. The CNGC retains the ability to pay appropriate compensation, even if our company may not be able to deduct all of that compensation under federal tax laws. Similarly, the CNGC generally has the ability to require an NEO to defer into the future compensation that is not deductible under federal tax laws.

Do we have employment agreements with our NEOs?

We do not have employment agreements with any of our NEOs. All NEOs are employed on an at-will basis.

Do we have severance agreements with our NEOs?

We have entered into a post-termination and non-competition agreement with each NEO. Each agreement provides that, if we terminate the NEO’s employment for any reason other than his violation of company policy, we will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in installments commencing six months after separation.

Under these agreements, each NEO has agreed that for a two-year period following his termination of employment, he will not participate in a business that competes with us and will not solicit our Associates for employment. In this context, a competing business generally means any retail, wholesale, or merchandising business with revenues over certain thresholds that sells products of the type sold by Walmart. In addition, Mr. Ashe’s agreement prohibits him from working for a global eCommerce company. These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period after leaving our company. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.

We did not pay Mr. Cornell any severance in connection with his departure from our company; however, Mr. Cornell continues to be subject to the non-compete obligations described in the previous paragraph. See “Potential Payments Upon Termination or Change in Control” on page 53 for more information.

What types of retirement and other benefits are our NEOs eligible for?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Plan. They may also take advantage of other benefits available more broadly to our Associates, such as our 401(k) Plan. Our NEOs do not participate in any pension or other defined benefit retirement plan.

Does our compensation program contain any provisions addressing the recovery or nonpayment of compensation in the event of misconduct?

Yes. Our cash incentive plan provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Statement of Ethics, at all times. It further provides that if the CNGC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CNGC determines that an Associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested Shares of restricted stock and performance shares.

Are our NEOs subject to any minimum requirements regarding ownership of our stock?

To further align the long-term interests of our executives and our shareholders, the Board has approved the following stock ownership guidelines:

•	our CEO must maintain beneficial ownership of unrestricted Shares equal in market value to five times his current annual base salary; and

•

each of our other Executive Officers and certain other officers must, beginning on the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines, maintain beneficial ownership of unrestricted Shares equal in market value to three times his or her current annual base salary.

If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award during any period for which he or she is not in compliance with such guidelines until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. The Board or the CNGC can modify these guidelines in the event of dramatic and unexpected changes in the market value of our Shares, or in other circumstances that the Board or the CNGC deems appropriate. Currently, each of our NEOs is in compliance with our ownership guidelines.

Are there any restrictions on the ability of NEOs to engage in speculative transactions involving company stock?

Yes. Other than pursuant to a Rule 10b5-1 plan that has been approved by our legal department, our Insider Trading Policy allows NEOs to trade in our stock only during open window periods and only after they have pre-cleared transactions. Moreover, NEOs may not at any time engage in any short selling, buy or sell exchange-traded puts or calls, or otherwise engage in any transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

The CNGC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our Associates generally. We do not believe that our compensation policies and practices for our Associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•

The variable (cash incentive and performance share) portions of compensation are designed to reward both annual performance (under the cash incentive plan) and longer-term performance (under the performance share program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•

Our incentive compensation programs generally reward a mix of different performance measures: namely, earnings-related measures; sales-based measures; and return on investment. We believe that this mix of performance measures mitigates any incentive to seek to maximize performance under one measure to the detriment of performance under another measure. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our profitability, resulting increases in performance share payouts should be offset by decreases in annual cash incentive payouts.

•

Maximum payouts under both our annual cash incentive plan and our performance share program are capped at 125 percent and 150 percent of target payouts, respectively. We believe that these limits mitigate excessive risk-taking because the maximum amount that can be earned in a single cycle is limited.

•

A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our company as a whole.

•

Our senior executives are subject to stock ownership guidelines, which we believe incentivize our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.

Finally, our cash incentive plan and our Stock Incentive Plan both contain provisions under which awards may be recouped or forfeited if the recipient has not complied with our policies, including our Statement of Ethics, or has committed acts detrimental to the best interests of our company.

SUMMARY COMPENSATION

The Summary Compensation table below summarizes the compensation for each of our NEOs for the fiscal years shown.

Name and Principal Position	Fiscal Year ended Jan. 31,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Michael T. Duke,	2012	1,264,775	0	13,066,877	0	2,878,305	544,523	377,258	18,131,738
President and CEO	2011	1,232,670	0	12,652,363	0	3,852,059	499,062	476,567	18,712,721
	2010	1,203,228	0	12,719,014	0	4,800,000	193,808	318,218	19,234,268
Charles M. Holley, Jr.	2012	731,598	0	3,284,162	0	832,454	85,790	178,168	5,112,172
Executive Vice President and CFO*	2011	631,896	0	6,368,101	0	1,021,676	70,416	94,074	8,186,163
William S. Simon,	2012	869,732	0	6,099,191	0	1,288,918	340	184,987	8,443,168
Executive Vice President*	2011	802,335	0	12,187,555	0	950,997	120	113,817	14,054,824
C. Douglas McMillon,	2012	904,521	0	8,568,298	0	1,126,230	172,318	190,037	10,961,404
Executive Vice President	2011	880,077	0	5,669,428	0	1,901,440	148,724	206,739	8,806,408
	2010	852,312	340,000	7,699,303	0	2,125,000	78,391	134,874	11,229,880
Brian C. Cornell,	2012	846,968	500,000	0	0	3,501,260	10,247	185,140	5,043,615
Executive Vice President*	2011	815,253	500,000	4,252,138	0	1,535,587	3,413	89,192	7,195,583
	2010	668,498	0	10,572,526	0	1,332,603	0	1,748,573	14,322,200
Neil M. Ashe, Executive Vice President*	2012	36,996	500,000	10,710,952	0	0	0	40	11,247,988

*	Mr. Simon and Mr. Holley were NEOs for the first time in fiscal 2011, and Mr. Ashe was an NEO for the first time in fiscal 2012. Accordingly, as permitted by the SEC’s rules, only information relating to Mr. Simon’s, Mr. Holley’s, and Mr. Ashe’s compensation for the fiscal years during which they were NEOs is disclosed in the Summary Compensation and other compensation tables, the footnotes to those tables and in the related discussions of our NEOs’ compensation.

Mr. Simon and Mr. Holley were promoted to their current positions during fiscal 2011 and became subject to Section 16 at that time. We generally grant equity awards to officers subject to Section 16 in January of each year, and to all other eligible Associates in March or April. Because of this timing, the amounts in the “Stock Awards” column above for fiscal 2011 for Mr. Simon and Mr. Holley include two annual equity awards: their annual award for fiscal 2011, granted in March 2010, and their annual award for fiscal 2012, granted in January 2011.

We have voluntarily included Mr. Cornell as a NEO because he led our Sam’s Club segment during fiscal 2012.

Mr. Ashe joined our company less than one month before the end of fiscal 2012. However, because Mr. Ashe received his initial equity awards in January 2012, prior to the end of fiscal 2012, Mr. Ashe is an NEO for fiscal 2012 due primarily to the value of these equity awards. As is customary for new officer hires, in addition to his annual performance share award that is scheduled to vest on January 31, 2015, Mr. Ashe received two additional performance share awards. These additional performance share awards are scheduled to vest, if and to the extent earned, on January 31, 2013 and January 31, 2014, respectively, and each has a target value equal to the target value of his annual performance share award.

(1)	The amounts shown in this column represent salaries earned during the fiscal years shown, with the following amounts being the amounts certain of our NEOs elected to defer under the Deferred Compensation Plan:

Name	Fiscal 2012($)	Fiscal 2011($)	Fiscal 2010($)
Michael T. Duke	260,000	260,000	258,462
Charles M. Holley, Jr.	249,485	214,110	Not applicable
C. Douglas McMillon	104,000	104,000	104,000

(2)	The amount shown for Mr. Ashe for fiscal 2012 was a sign-on bonus payable upon the commencement of his employment in January 2012. The amounts shown for Mr. Cornell for both fiscal 2012 and fiscal 2011 represent a sign-on bonus payable pursuant to the terms of his initial offer of employment in March 2009, with one-half payable upon the first anniversary of the commencement of his employment, and the other half payable on the second anniversary of the commencement of his employment. Mr. Cornell elected to defer all of this amount for fiscal 2012, and $250,000 of this amount for fiscal 2011. The amount shown in this column for Mr. McMillon for fiscal 2010 was a discretionary incentive payment based on individual performance. Mr. McMillon elected to defer $170,000 of this amount.

(3)	In accordance with SEC rules, the amounts included in this column are the aggregate grant date fair value for stock awards granted in the fiscal years shown, including restricted stock awards and performance share awards, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). In accordance with the SEC’s rules, the amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards.

Each NEO received an annual restricted stock award on January 30, 2012. The grant date fair value of these awards was determined based on a per-Share amount of $61.30, which was the closing price of the Shares on the NYSE on that date.

As discussed in the CD&A, the number of performance shares that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance share awards included in the amounts in this column are based on the probable outcome of those awards as of the grant date, i.e., the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards as described in the CD&A. The table below shows the grant date fair value of the performance-based share awards granted to each NEO during fiscal 2012, fiscal 2011 and fiscal 2010 assuming: (i) that our performance with respect to those performance measures will be at the levels we deem probable as of the grant dates; and (ii) that our performance with respect to those performance measures will be at levels that would result in a maximum payout under those performance awards. The grant date fair value of each performance share award was determined based on the closing price of a Share on the NYSE on the date the award was made, discounted for the expected dividend yield for such Shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
Michael T. Duke	2012	9,585,466	14,378,199
	2011	9,304,868	13,957,328
	2010	9,371,532	14,057,298
Charles M. Holley, Jr.	2012	2,409,166	3,613,749
	2011	4,468,062	6,702,119
William S. Simon	2012	4,474,189	6,711,312
	2011	8,625,025	12,937,590
C. Douglas McMillon	2012	4,818,331	7,227,497
	2011	4,169,455	6,254,182
	2010	4,199,347	6,299,021
Brian C. Cornell	2012	0	0
	2011	3,127,117	4,690,675
	2010	6,322,487	9,483,730
Neil M. Ashe	2012	9,585,974	14,379,048

(4)	Our company did not grant any options to purchase Shares or other securities of Walmart to our NEOs during fiscal 2012, fiscal 2011 or fiscal 2010.

(5)	Incentive payments in this column were earned in connection with our company’s performance for fiscal 2012, fiscal 2011 and fiscal 2010, but were paid during the following fiscal year. The amount shown for Mr. Cornell in this column includes a special performance-based cash award of $2 million based on Sam’s Club performance during fiscal 2012, which is described above on page 32. Certain portions of these amounts were deferred at the election of the officer, as follows:

Name	Fiscal 2012($)	Fiscal 2011($)	Fiscal 2010($)
Michael T. Duke	2,158,729	2,889,044	3,600,000
Charles M. Holley, Jr.	346,095	306,503	Not applicable
William S. Simon	0	0	Not applicable
C. Douglas McMillon	563,115	950,720	1,062,500
Brian C. Cornell	0	0	0
Neil M. Ashe	Not applicable	Not applicable	Not applicable

(6)	The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K.

(7)	“All other compensation” for fiscal 2012 includes the following amounts:

Name	401(k) Plan Matching Contributions	Company Contribution to SERP ($)	Personal Use of Company Aircraft ($)	Deferred Compensation Plan Incentive Contributions ($)
Michael T. Duke	14,700	194,687	99,861	59,624
Charles M. Holley, Jr.	14,700	60,228	41,595	59,195
William S. Simon	14,700	62,894	99,356	0
C. Douglas McMillon	14,119	102,308	40,753	30,684
Brian C. Cornell	14,700	85,343	82,516	0

The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, were not included.

The fiscal 2012 amounts in the “all other compensation” column also include the cost of term life insurance premiums and related tax gross-up payments, which totaled less than $10,000 for each NEO. The fiscal 2012 amounts in this column also include the company’s costs related to a physical examination for Mr. Duke and Mr. Simon. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10 percent of the total amount of perquisites and personal benefits for such NEO.

Other than post-termination agreements containing covenants not to compete (as described below under “Potential Payments upon Termination or Change in Control”), our company does not have employment agreements with our NEOs. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company. The CNGC reviews and approves at least annually the compensation package of all Executive Officers, consisting of base salary, annual cash incentive payments, equity awards, and perquisites. The various incentive and equity compensation plans and types of awards available under our company’s plans are described more fully in the CD&A, and more detail regarding the specific cash incentive and equity awards granted to NEOs during fiscal 2012 is set forth in the “Fiscal 2012 Grants of Plan-Based Awards” table and accompanying notes.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS (1)

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (8)
	Grant Date	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)	Threshold (#)		Target (#)		Maximum (#)
Michael T. Duke		1,581,216	4,216,576	5,270,720
	1/30/12				85,189	(3)	170,378	(3)	255,567	(3)					9,585,466
	1/30/12										56,793	(6)			3,481,411
Charles M. Holley, Jr.		450,718	1,201,915	1,502,394
	1/30/12				21,411	(3)	42,822	(3)	64,233	(3)					2,409,166
	1/30/12										14,274	(6)			874,996
William S. Simon		675,000	1,800,000	2,250,000
			3,000,000
	1/30/12				39,764	(3)	79,527	(3)	119,291	(3)					4,474,189
	1/30/12										26,509	(6)			1,625,002
C. Douglas McMillon		696,565	1,857,506	2,321,883
	1/30/12				42,822	(3)	85,644	(3)	128,466	(3)					4,818,331
	1/30/12										28,548	(6)			1,749,992
	1/30/12										32,626	(7)			1,999,974
Neil M. Ashe		480,000	1,280,000	1,600,000
	1/30/12				27,529	(3)	55,057	(3)	82,586	(3)					3,097,507
	1/30/12				27,529	(4)	55,057	(4)	82,586	(4)					3,198,812
	1/30/12				27,529	(5)	55,057	(5)	82,586	(5)					3,289,656
	1/30/12										18,352	(6)			1,124,978

(1)	Mr. Cornell did not receive any grants of plan-based awards during fiscal 2012 due to his pending resignation.

(2)	The amounts in these columns represent the threshold, target and maximum amounts of potential cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2013. Our company and/or one or more operating divisions must meet the applicable threshold performance goals for an NEO to receive payments in the threshold amounts shown above, must meet the applicable target goals to receive payments in the target amounts shown above, and must meet the applicable maximum goals to receive payments in the maximum amounts shown above. Performance at a level between the threshold and target or target and maximum goals results in a payment that is prorated between the threshold and target or target and maximum amounts shown. If threshold performance goals are not satisfied, no payment will be made under the Management Incentive Plan for fiscal 2013. The CD&A provides additional information regarding our cash incentive plan, the performance metrics used to determine if payments will be received by our NEOs, and the potential amounts of any such payments. The additional amount included in the “target” column for Mr. Simon represents a special performance-based cash award opportunity for Mr. Simon, with one-half of this award contingent on meeting a performance goal for fiscal 2013, and the other half of this award contingent on meeting a performance goal to be established for fiscal 2014. The CD&A provides additional information regarding this special performance-based cash award.

(3)	Represents the threshold, target and maximum number of Shares that may vest with respect to performance share awards with a three-year performance cycle ending January 31, 2015. These performance shares will vest if our company meets applicable performance goals as described below. Up to 150 percent of the target number of Shares will vest at the end of the performance cycle, depending on the level of performance relative to the performance goals.

The CNGC annually establishes performance goals and metrics for each fiscal year within the performance period. These performance goals and metrics may be the same as or different from the goals and metrics for any other fiscal year in the performance period. The average of our performance against the annual goals for each fiscal year within the performance period will determine the number of performance shares that ultimately vest. For fiscal

2013, the applicable performance metrics are: (i) return on investment; and (ii) sales growth of our company or one of its primary divisions, depending on each NEO’s primary area of responsibility. Each NEO’s performance metric weighting is as follows:

Name	Weighting
Michael T. Duke	50% Return on Investment	50% Total Company Sales
Charles M. Holley, Jr.	50% Return on Investment	50% Total Company Sales
William S. Simon	50% Return on Investment	50% Walmart US Sales
C. Douglas McMillon	50% Return on Investment	50% Walmart International Sales
Neil M. Ashe	50% Return on Investment	50% Total Company Sales

The Walmart International and Sam’s Club Sales performance metrics exclude fuel sales, and the Total Company Sales performance metric excludes Walmart International and Sam’s Club fuel sales. In addition, each sales metric excludes the effects of currency exchange rate fluctuations and acquisitions.

Performance at a level between the threshold and target or target and maximum goals results in a payment that is prorated between the threshold and target or target and maximum amounts shown. If Walmart does not meet the threshold level of performance for a particular performance metric, none of the performance shares tied to that performance metric will vest. However, performance shares tied to other performance metrics will still vest if Walmart meets at least the threshold goal for those performance metrics. Holders of performance shares do not earn dividends or enjoy other rights of shareholders with respect to such performance shares until such performance shares have vested. The CD&A provides additional information regarding our performance share program and the related performance metrics.

(4)	Represents the threshold, target and maximum number of Shares that may vest with respect to a performance share award with a performance cycle ending January 31, 2014. The vesting of these performance shares will be based on the average of performance against the applicable performance metrics during fiscal 2013 and fiscal 2014. The performance metrics applicable to these performance shares during fiscal 2013 are as described in footnote (3) above.

(5)	Represents the threshold, target and maximum number of Shares that may vest with respect to a performance share award with a performance cycle ending January 31, 2013. The vesting of these performance shares is based on the lesser of: (i) the payout calculated based on fiscal 2013 performance, or (ii) 110 percent of the performance shares that would have vested based on performance for the three-year period ending January 31, 2013. The performance metrics applicable to these awards during fiscal 2013 are as described in footnote (3) above.

(6)	Represents restricted stock granted under the Stock Incentive Plan. These Shares of restricted stock vest based on the continued service of the NEO as an Associate through the vesting date. These Shares are scheduled to vest in full on the third anniversary of the date of grant. During the period prior to their vesting, our NEOs may vote these Shares and receive dividends payable with respect to these Shares, but may not sell or otherwise dispose of these Shares until they vest. The restricted stock and all related rights will be forfeited if the restricted stock does not vest.

(7)	Represents restricted stock granted under the Stock Incentive Plan. These Shares of restricted stock will vest based on the continued service of Mr. McMillon as an Associate through the vesting date. These Shares are scheduled to vest in two equal installments on the first and fourth anniversaries of the date of their grant. During the period prior to their vesting, Mr. McMillon may vote the Shares and receive dividends payable with respect to those Shares, but may not sell or otherwise dispose of those Shares until they vest. The restricted stock and all related rights will be forfeited if the restricted stock does not vest.

(8)	The grant date fair value of the equity awards awarded on January 30, 2012 is determined based on a per-Share amount of $61.30, which was the closing price of the Shares on the NYSE on that date. Fair values are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures of the performance shares or restricted stock. The grant date fair values of the performance share awards included in such amounts are based on the probable outcome of those awards on the date of grant, and based on the closing price of a Share on the date the award was made, discounted for the expected dividend yield for such Shares during the vesting period. For performance shares with a performance cycle ending January 31, 2015, a discounted per-Share value of $56.26 was used. For performance shares with a performance cycle ending January 31, 2014, a discounted per-Share value of $58.10 was used. For performance shares with a performance cycle ending January 31, 2013, a discounted per-Share value of $59.75 was used.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael T. Duke	102,407				60.90	3/04/2012	297,190	18,235,578	538,374	33,034,629
	110,335				51.92	1/08/2013
	250,000				48.07	2/02/2013
	124,050				52.12	1/04/2014
	74,013				53.35	1/02/2015
	118,188				45.69	1/04/2016
	125,104				47.96	1/21/2017
Charles M. Holley, Jr.	18,707				52.12	1/04/2014	87,278	5,355,378	110,830	6,800,529
	13,603				53.35	1/02/2015
	16,415				45.69	1/04/2016
	18,434	4,609	(1)		47.26	3/11/2017
William S. Simon	12,674				45.64	4/25/2016	156,406	9,597,072	201,943	12,391,222
	12,569	4,190	(1)		47.26	3/11/2017
C. Douglas McMillon	17,835				47.80	1/30/2013	191,582	11,755,472	250,541	15,373,196
	17,834				48.06	1/30/2013
	18,280				52.40	1/08/2014
	15,416				53.01	1/20/2015
	50,000				48.70	8/11/2015
	65,660				45.69	1/04/2016
	75,063				47.96	1/21/2017
Brian C. Cornell							66,828	4,100,566	123,673	7,588,575
Neil M. Ashe							18,352	1,126,079	165,171	10,134,893

(1)	These options vested and became exercisable on March 12, 2012.

(2)	The numbers in this column include Shares of restricted stock with service-based vesting requirements. These Shares of restricted stock are scheduled to vest in amounts and on the dates shown in the following table. All of the Shares shown in this column for Mr. Cornell did not vest and were forfeited upon his resignation from our company.

Vesting Date	Michael T. Duke	Charles M. Holley, Jr.	William S. Simon	C. Douglas McMillon	Neil M. Ashe
March 12, 2012	—	—	5,290	—	—
March 30, 2012	—	7,594	14,517	—	—
April 4, 2012	—	7,804	11,095	—	—
April 9, 2012	—	—	23,688	—	—
August 4, 2012	—	—	—	30,432	—
January 21, 2013	12,285	—	—	10,596	—
January 23, 2013	22,384	—	—	9,470	—
January 30, 2013	—	—	—	16,313	—
January 31, 2013	—	2,384	—	—	—
March 30, 2013	—	—	—	—	—
April 3, 2013	—	—	—	—	—
April 4, 2013	—	7,829	11,129	—	—
April 9, 2013	—	1,808	2,054	—	—
January 18, 2014	60,709	11,335	20,403	27,203	—
January 19, 2014	20,631	—	—	21,571	—
January 23, 2014	22,451	—	—	9,499	—
March 12, 2014	—	—	10,580	—	—
March 30, 2014	—	7,594	14,518	—	—
April 3, 2014	—	—	—	—	—
April 9, 2014	—	1,813	2,061	—	—
December 7, 2014	49,068	—	—	—	—
January 19, 2015	20,694	—	—	21,637	—
January 30, 2015	56,793	14,274	26,509	28,548	18,352
March 30, 2015	—	7,617	14,562	—	—
January 30, 2016	—		—	16,313	—

In addition, Mr. Duke holds 32,175 Shares of restricted stock that are scheduled to vest upon Mr. Duke’s retirement from our company, if such retirement occurs on or after of December 7, 2014.

The numbers in this column also include 17,226 Shares of performance-based restricted stock held by Mr. Holley for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These Shares are scheduled to vest on January 5, 2013.

(3)	Based on the closing price of Shares on the NYSE on January 31, 2012 of $61.36.

(4)	Represents performance shares held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A, footnote (3) to the Summary Compensation table, and footnote (3) to the Fiscal 2012 Grants of Plan-Based Awards table. For purposes of this table, performance shares are assumed to vest at target levels. All of the performance shares shown for Mr. Cornell did not vest and were forfeited upon Mr. Cornell’s resignation. The target number of Shares scheduled to vest for each of the other NEOs on January 31, 2013, 2014, and 2015, if the target level performance goals are met, are as follows:

Name	Scheduled to Vest 1/31/2013	Scheduled to Vest 1/31/2014	Scheduled to Vest 1/31/2015
Michael T. Duke	185,869	182,127	170,378
Charles M. Holley, Jr.	34,004	34,004	42,822
William S. Simon	61,208	61,208	79,527
C. Douglas McMillon	83,287	81,610	85,644
Neil M. Ashe	55,057	55,057	55,057

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Michael T. Duke	86,672	201,946	251,023	14,928,534
Charles M. Holley, Jr.	—	—	50,918	2,865,709
William S. Simon	—	—	73,137	4,166,382
C. Douglas McMillon	9,885	12,752	120,221	7,128,625
Brian C. Cornell	—	—	98,577	5,644,055
Neil M. Ashe	—	—	—	—

(1)	The “value realized on exercise” equals the difference between the market price of Shares on the NYSE on the various dates of exercise and the option exercise price, multiplied by the number of Shares acquired upon exercise.

(2)	The receipt of certain of these Shares was deferred until a future date, as follows:

Name	Number of Shares Deferred (#)
Michael T. Duke	245,665
Charles M. Holley, Jr.	26,892
William S. Simon	22,842
C. Douglas McMillon	74,855
Brian C. Cornell	54,501

(3)	The “value realized on vesting” equals the number of Shares vested multiplied by the market price of Shares on the NYSE on the various dates on which such Shares vested.

FISCAL 2012 NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last FY ($) (2)	Company Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/ Distributions ($) (5)	Aggregate Balance at Last FYE ($) (6)
Michael T. Duke	17,028,615	254,311	2,941,856	0	85,379,524
Charles M. Holley, Jr.	2,105,110	119,423	447,830	98,392	9,594,513
William S. Simon	1,210,000	62,894	44,198	0	2,034,931
C. Douglas McMillon	5,126,048	132,992	1,056,729	0	29,895,827
Brian C. Cornell	3,553,631	85,343	72,024	0	4,142,546
Neil M. Ashe	0	0	0	0	0

(1)	Amounts in this table include amounts earned during fiscal 2012 but credited to the NEO’s deferred compensation accounts during fiscal 2013.

(2)

The amounts in this column represent salary, cash bonuses and incentive payments, and equity awards deferred during fiscal 2012 pursuant to an election by the NEO. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2012. Deferrals of equity awards were generally deferred upon vesting pursuant to an election made in a prior year by the NEO or pursuant to the terms of the awards. The following table indicates the deferred portion of each NEO’s salary, cash bonus or incentive payments, and equity awards that vested in fiscal 2012, and the plan into which each deferral was made. For purposes of the following table, deferred equity is valued using the closing Share price on the NYSE on the various deferral dates:

Name	Contributions	Type of Deferral	Amount ($)
Michael T. Duke	Salary	Deferred Compensation Plan	260,000
	Cash Incentive	Deferred Compensation Plan	2,158,729
	Equity	Shares – Stock Incentive Plan	14,609,886
Charles M. Holley, Jr.	Salary	Deferred Compensation Plan	249,485
	Cash Incentive	Deferred Compensation Plan	346,095
	Equity	Shares – Stock Incentive Plan	1,509,530
William S. Simon	Salary	Deferred Compensation Plan	0
	Cash Incentive	Deferred Compensation Plan	0
	Equity	Shares – Stock Incentive Plan	1,210,000
C. Douglas McMillon	Salary	Deferred Compensation Plan	104,000
	Cash Incentive	Deferred Compensation Plan	563,115
	Equity	Shares – Stock Incentive Plan	4,458,933
Brian C. Cornell	Salary	Deferred Compensation Plan	0
	Cash Incentive	Deferred Compensation Plan	0
	Cash Bonus	Deferred Compensation Plan	500,000
	Equity	Shares – Stock Incentive Plan	3,053,631

(3)	The amounts in this column represent participation incentive payments under the Deferred Compensation Plan and Walmart contributions to the SERP, as follows:

Name	Participation Incentive ($)	SERP Contribution ($)
Michael T. Duke	59,624	194,687
Charles M. Holley, Jr.	59,195	60,228
William S. Simon	0	62,894
C. Douglas McMillon	30,684	102,308
Brian C. Cornell	0	85,343

(4)	The amounts in this column represent all interest on contributions to the Deferred Compensation Plan, SERP earnings, and dividend equivalents and interest earned for equity deferral accounts under the Stock Incentive Plan during fiscal 2012, as follows:

Name	Deferred Compensation Plan Interest ($)	SERP Earnings ($)	Dividend Equivalents and Interest ($)
Michael T. Duke	2,187,452	(40,651)	795,055
Charles M. Holley, Jr.	367,410	22,606	57,814
William S. Simon	0	10,041	34,157
C. Douglas McMillon	727,371	39,667	289,691
Brian C. Cornell	43,733	97	28,194

The “above market” portion of the Deferred Compensation Plan interest is included in the fiscal 2012 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	Represents Shares of restricted stock that Mr. Holley previously elected to defer upon vesting until April 1, 2011. The amount reported in this column represents the fair market value of the Shares on the distribution date, plus dividend equivalents and interest on such dividend equivalents.

(6)	The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table:

Name	Amount Previously Reported on Summary Compensation Table ($)	Fiscal Years When Reported
Michael T. Duke	13,941,595	2007-2011
Charles M. Holley, Jr.	591,029	2011
William S. Simon	120	2011
C. Douglas McMillon	3,208,807	2009-2011

Under the Deferred Compensation Plan, all officers may defer up to 100 percent of their base salary and annual cash incentive awards under the Management Incentive Plan. Equity awards granted prior to January 2008 could also be deferred in the form of cash into the Deferred Compensation Plan upon vesting. Interest accrues on amounts deferred at an interest rate set annually based on the ten-year Treasury note rate on the first business day of January plus 2.70 percent. The Deferred Compensation Plan year ends on January 31 of each year. For fiscal 2012, the interest rate was 6.06 percent.

Officers and, effective February 1, 2012, certain non-officers, may elect to defer amounts under the Deferred Compensation Plan, as well as earnings thereon, until separation from our company or to a specified payment date, which date may be prior to the participant’s separation from our company. Deferrals may be paid out in a lump sum or, if applicable service, account balance, and other requirements are met, in up to fifteen annual installments.

The Deferred Compensation Plan in effect for fiscal 2012 and prior years provides an incentive payment to reward participants who have remained with our company and contributed to the Deferred Compensation Plan for ten or more consecutive full years. Specifically:

•

In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the executive’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

•

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, our company credits the deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

Effective for deferrals credited to a participant’s Deferred Compensation Plan account for fiscal 2013 and future years, in lieu of the 10 Percent Increment and 20 Percent Increment, our company will allocate to a participant’s Deferred Compensation Plan account a matching contribution equal to the amounts deferred by a participant in a plan year, up to 6% of the amount by which the participant’s base salary and MIP incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the Deferred Compensation Plan year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Plan for three years after his or her initial deferral under the Deferred Compensation Plan. For purposes of determining the vesting of matching contributions, participants will be given credit for their participation in the Deferred Compensation Plan in effect prior to fiscal 2013.

Officers may also elect to defer equity awards granted under the Stock Incentive Plan until a specified payout date, which date may be prior to the officer’s separation from our company. Any deferrals of restricted Shares are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Most of our company’s plans and programs, including our deferred compensation plans, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Other than the non-competition agreements described below, our company does not have any employment agreements with its NEOs. Our company does not have any pension plans or other defined benefit retirement plans in which the NEOs participate.

Resignation of Brian C. Cornell.    Mr. Cornell resigned from Walmart effective March 11, 2012. We did not pay Mr. Cornell any severance in connection with his resignation, and all unvested equity awards held by Mr. Cornell at the time of his resignation were forfeited. Mr. Cornell remains subject to the terms of the non-competition agreement entered into between Mr. Cornell and Walmart in connection with Mr. Cornell’s initial employment with the company; however, Mr. Cornell will not receive any payments pursuant to this non-competition agreement. Mr. Cornell will receive the balances in his deferred compensation accounts as disclosed in the Fiscal 2012 Nonqualified Deferred Compensation table above in accordance with the terms of our deferred compensation plans and Mr. Cornell’s deferral elections.

Non-competition agreements.    Our company has entered into an agreement with each of the NEOs that contains a covenant not to compete with our company and a covenant not to solicit our Associates for employment and that provides for certain post-termination payments to be made to such NEO. Each agreement prohibits the NEO, for a period of two years following his termination of employment with our company for any reason, from participating in a business that competes with our company and from soliciting our company’s Associates for employment. For purposes of the agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. In addition, Mr. Ashe’s agreement prohibits him from working for a global eCommerce company. Each agreement also provides that, if Walmart terminates the NEO’s employment for any reason other than his violation of Walmart policy, our company will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in bi-weekly installments over an 18-month period commencing six months after separation. In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of January 31, 2012, the maximum total payments by our company to each continuing NEO under these agreements would be as follows:

Michael T. Duke	$2,534,000
Charles M. Holley, Jr.	$1,465,750
William S. Simon	$1,742,500
C. Douglas McMillon	$1,812,200
Neil M. Ashe	$1,600,000

Equity awards.    Certain equity awards held by our NEOs provide for accelerated vesting in the event employment is terminated due to death or disability:

•

Options.    In the event of the death of an NEO, all unexercisable options to purchase Shares would generally vest and become exercisable immediately and remain exercisable until one year after death. Upon termination of employment for any other reason, unvested options generally do not vest and are forfeited. The following table shows the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable in the event of an NEO’s death as of January 31, 2012 (based on the closing price of Shares on the NYSE on January 31, 2012 of $61.36).

Michael T. Duke	$0
Charles M. Holley, Jr.	$64,987
William S. Simon	$59,079
C. Douglas McMillon	$0
Neil M. Ashe	$0

•

Restricted stock.    Under the terms of most of our outstanding equity awards, in the event of the death of an NEO after his or her tenth year of service to our company, all unvested restricted stock held by such NEO granted during the prior three years would generally vest. In addition, certain restricted stock awards held by our NEOs provide that any Shares that would have vested within 90 days of his or her termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested restricted stock does not vest and is forfeited. The following table shows the value, as of January 31, 2012, of all unvested restricted stock that would have vested upon an NEO’s death or disability on January 31, 2012 (based on the closing price of Shares on the NYSE on January 31, 2012, of $61.36):

	Upon Death ($)	Upon Disability ($)
Michael T. Duke	14,633,808	0
Charles M. Holley, Jr.	4,199,847	944,821
William S. Simon	4,681,707	3,349,642
C. Douglas McMillon	11,755,472	0
Neil M. Ashe	0	0

•

Performance shares.    Certain performance shares held by our NEOs provide that in the event of the NEO’s death after ten years of service to our company, his or her performance shares would vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. Additionally, certain performance share awards provide that if an NEO’s employment terminates by reason of disability or by reason of death prior to completing ten years of service to our company, a prorated portion of his or her performance shares would vest, based upon the number of full calendar months of the applicable performance cycle during which the NEO was employed. Upon termination of employment for any other reason, unvested performance shares generally do not vest and are forfeited. The following table shows the estimated value, as of January 31, 2012, of all performance shares that would have vested upon an NEO’s death or disability on January 31, 2012 (based on the closing price of Shares on the NYSE on January 31, 2012, of $61.36 and assuming that target performance goals are achieved for each grant of performance shares):

	Upon Death ($)	Upon Disability ($)
Michael T. Duke	33,034,629	11,329,142
Charles M. Holley, Jr.	5,895,101	1,479,819
William S. Simon	2,790,653	2,790,653
C. Douglas McMillon	15,373,196	5,076,497
Neil M. Ashe	0	0

The CNGC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.

Our NEOs also participate in our company’s deferred compensation plans, the general terms of which are described in the CD&A and narrative following the footnotes to the Fiscal 2012 Nonqualified Deferred Compensation table above. Upon termination of employment, the NEOs would generally be entitled to the balances in their deferred compensation accounts as disclosed in the Fiscal 2012 Nonqualified Deferred Compensation table above. The timing of each NEO’s receipt of such deferred compensation balances would be determined by the terms of the company’s deferred compensation plans and the deferral elections previously made by our NEOs. See “Fiscal 2012 Nonqualified Deferred Compensation” above for information regarding the aggregate deferred compensation totals for each NEO as of January 31, 2012.

In addition, the Deferred Compensation Plan provides for a prorated 10 Percent Increment or 20 Percent Increment (described above under “Fiscal 2012 Nonqualified Deferred Compensation”) to be paid upon separation from service in certain circumstances if age- and service-based requirements are met. The following table shows the estimated value as of January 31, 2012 of the prorated incentive payment each NEO would have received upon his separation from service as of January 31, 2012:

Michael T. Duke	$308,448
Charles M. Holley, Jr.	$137,176
William S. Simon	$0
C. Douglas McMillon	$263,297
Brian Cornell	$0
Neil M. Ashe	$0

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal 2012 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	48,352,573	(1)	48.21	(2)	172,775,784
Equity compensation plans not approved by security holders	—		—		—
Total	48,352,573	(1)	48.21	(2)	172,775,784

(1)	In addition to options to purchase Shares, this amount includes 9,089,714 Shares that may be issued upon the vesting of performance shares granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of these performance shares if maximum performance goals are achieved for each performance cycle, and 17,704,229 Shares that may be issued upon the vesting of restricted stock rights granted under the Stock Incentive Plan. This amount also includes 1,433,516 Shares deferred in the form of Shares by officers and Non-Management Directors. This amount also includes 5,382,980 Shares available under equity compensation plans in which Associates of ASDA, our company’s subsidiary in the United Kingdom, participate.

(2)	Represents the weighted average exercise price of options to purchase 14,742,134 Shares and the rights to acquire 5,382,980 Shares that may be issued under the equity compensation plans for ASDA Associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, the director nominee, and Executive Officers of our company. There were 3,401,984,692 Shares outstanding on March 30, 2012.

HOLDINGS OF MAJOR SHAREHOLDERS

The following table lists the beneficial owners of five percent or more of the Shares outstanding as of March 30, 2012.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC	Other Indirect Ownership with Shared Voting and Investment Power		Total		Percent of Class
Alice L. Walton	6,748,580		1,609,891,131(2)	72,204,442	(3)(4)(5)	1,688,844,153	(2)(3)(4)(5)	49.64%
Jim C. Walton	10,496,523		1,609,891,131(2)	74,052,673	(3)(4)(5)(6)	1,694,440,327	(2)(3)(4)(5)(6)	49.81%
John T. Walton Estate Trust	0		1,609,891,131(2)	0		1,609,891,131	(2)	47.32%
S. Robson Walton	2,845,300	(1)	1,609,891,131(2)	71,428,473	(3)(4)(7)	1,684,164,904	(1)(2)(3)(4)(7)	49.51%

(1)	This number includes 63,517 Shares held in the 401(k) account of S. Robson Walton. He has sole voting and investment power with respect to these Shares.

(2)	Walton Enterprises, LLC holds a total of 1,609,891,131 Shares. Alice L. Walton, Jim C. Walton and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as cotrustees of the John T. Walton Estate Trust, which is also a managing member of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(3)	This number includes 70,615,608 Shares held by a trust of which Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power in their capacities as cotrustees. These Shares have been registered for sale from time to time on a registration statement filed by the company with the SEC on December 8, 2011.

(4)	This number includes 2,174 Shares held by the Estate of John T. Walton, as to which Alice L. Walton, Jim C. Walton, and S. Robson Walton and an entity under their control, as co-personal representatives, share voting and dispositive power.

(5)	This number includes 1,357,974 Shares held by a partnership as to which Jim C. Walton, as a trustee of a certain trust that is a general partner thereof, shares voting and dispositive power with Alice L. Walton, as a trustee of certain trusts that are general partners thereof, and with certain of their nieces and nephews, the other general partners thereof.

(6)	This number includes 2,076,917 Shares held by a corporation organized and operated for charitable purposes of which Jim C. Walton and six other unrelated individuals are the directors.

(7)	This number includes 810,691 Shares held by various trusts in which S. Robson Walton, as cotrustee thereof, shares voting and dispositive power.

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the number of Shares held by each director, the director nominee and each NEO on March 30, 2012. It also shows the Shares held by all of Walmart’s directors and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Aida M. Alvarez	19,104	290	19,394	*
Neil M. Ashe	18,352	0	18,352	*
James W. Breyer	95,360	80,876	176,236	*
M. Michele Burns (2)	20,383	0	20,383	*
James I. Cash, Jr.	20,270	0	20,270	*
Roger C. Corbett	11,691	0	11,691	*
Brian C. Cornell	98,042	0	98,042
Douglas N. Daft	30,485	0	30,485	*
Michael T. Duke	1,846,493	25,754	1,872,247	*
Charles M. Holley, Jr. (2)	250,543	0	250,543	*
Marissa A. Mayer	0	0	0	*
C. Douglas McMillon	835,518	5,194	840,712	*
Gregory B. Penner	16,186	1,878,282	1,894,468	*
Steven S Reinemund	7,436	0	7,436	*
H. Lee Scott, Jr.	720,461	3,148	723,609	*
William S. Simon	264,940	0	264,940	*
Arne M. Sorenson (2)	12,297	0	12,297	*
Jim C. Walton (2)(3)	10,496,523	1,683,943,804	1,694,440,327	49.81%
S. Robson Walton (3)	2,845,300	1,681,319,604	1,684,164,904	49.51%
Christopher J. Williams	36,767	0	36,767	*
Linda S. Wolf	22,626	2,675	25,301	*
Directors, director nominee, and Executive Officers as a Group (27 persons)	18,844,945	1,686,283,267	1,705,128,212	50.12%

*	Less than one percent

(1)	These amounts include Shares of unvested restricted stock held by certain Executive Officers and stock units deferred by certain Non-Management Directors and certain Executive Officers. These amounts also include Shares that the following persons had a right to acquire within 60 days after March 30, 2012, through the exercise of stock options and vested Shares they hold in the 401(k) Plan:

Name	Shares underlying stock options exercisable within 60 days	Shares held in the 401(k) Plan
James W. Breyer	5,512	0
Michael T. Duke	801,690	1,239
Charles M. Holley, Jr.	71,768	1,326
C. Douglas McMillon	260,088	1,457
William S. Simon, Jr.	29,433	0
S. Robson Walton	0	63,517
Directors, director nominee, and Executive Officers as a Group (27 persons)	1,438,250	71,664

(2)	The following individuals hold Shares in margin accounts: Arne M. Sorenson – 12,297 Shares; and M. Michele Burns – 3,975 Shares. In addition, Jim C. Walton has pledged 3,726,240 of the Shares directly owned by him as security for a line of credit extended to a company not related to Walmart, and Charles M. Holley, Jr. has pledged a total of 13,495 Shares to secure two lines of credit.

(3)	Amounts shown for S. Robson Walton and Jim C. Walton include 1,609,891,131 Shares held by Walton Enterprises, LLC, and 70,615,608 Shares held by a trust of which S. Robson Walton and Jim C. Walton are cotrustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Walmart’s directors, Executive Officers, and persons who own more than ten percent of the outstanding Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Walmart to identify anyone who failed to file a required report or filed a late report during fiscal 2012. Walmart believes that all Section 16(a) filing requirements were met during fiscal 2012.

RELATED-PARTY TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Walmart and certain of its directors, Executive Officers, the beneficial owners of more than five percent of the Shares outstanding, and certain immediate family members of the foregoing. Walmart believes that the terms of the transactions described below are comparable to terms that would have been reached by unrelated parties in arm’s-length transactions.

Transactions:    M. Michele Burns, a director of Walmart, is the former Chairman and CEO of Mercer Inc. (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. During fiscal 2012, Walmart paid Mercer and its subsidiaries approximately $3.64 million for consulting services. Walmart anticipates that it will continue to engage Mercer to provide consulting services to Walmart during fiscal 2013.

Brittney Duke, an executive officer of Saatchi & Saatchi X (“Saatchi”), a marketing firm, is the daughter of Michael T. Duke, an Executive Officer. In fiscal 2012, Walmart paid Saatchi approximately $198,000 for marketing services. Walmart may engage Saatchi to provide marketing services in fiscal 2013.

Dr. G. David Gearhart, the Chancellor of the University of Arkansas at Fayetteville (the “University”), is the brother of Jeffrey J. Gearhart, an Executive Officer. During fiscal 2012, Walmart paid the University: approximately $1.4 million, including approximately $835,000 for the use of facilities of the University in connection with Walmart’s 2011 Annual Shareholders’ Meeting, the meetings of Associates held during the week of the 2011 Annual Shareholders’ Meeting and other meetings and events; approximately $150,000 for academic studies and educational services; and approximately $324,000 in contributions and sponsorships. Walmart expects that, in fiscal 2013, it will continue to use University facilities for similar events, pay the University for studies and services, and make similar contributions. In addition, in fiscal 2012 Walmart contributed $1,000,000 to the Sustainability Consortium, which is administered in part by the University.

Lori Haynie, the sister of C. Douglas McMillon, an Executive Officer, is an executive officer of Mahco, Inc. (“Mahco”). During fiscal 2012, Walmart paid Mahco and its subsidiaries approximately $18.6 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2013.

Eric S. Scott, the son of H. Lee Scott, Jr., a director of Walmart, is the CEO, a director and an indirect equity owner of Cheyenne Industries, Inc. (“Cheyenne”). Walmart paid Cheyenne and its subsidiaries approximately $23.5 million during fiscal 2012 in connection with Walmart’s purchases of home furnishing and related products from Cheyenne and its subsidiaries. Walmart expects to continue to purchase similar products from Cheyenne and its subsidiaries during fiscal 2013.

Arne M. Sorenson, a director of Walmart, is the President and CEO and a director of Marriott International, Inc. (“Marriott”). During fiscal 2012, Walmart paid or reimbursed payments made to Marriott and its subsidiaries in the amount of approximately $19 million for hotel, lodging, and related services, and Walmart received payments of approximately $1.07 million from Marriott for purchases of merchandise from Walmart. Walmart anticipates that it will continue to purchase hotel, lodging, and related services from Marriott, and Marriott will continue to purchase merchandise from Walmart during fiscal 2013.

During fiscal 2012, a banking corporation that is collectively owned by Jim C. Walton, S. Robson Walton, a trust of which Jim C. Walton is the trustee, and certain of that banking corporation’s bank subsidiaries made payments to Walmart in the aggregate approximate amount of $890,076 for supercenter and Neighborhood Market banking facility rent pursuant to negotiated arrangements. The banking corporation and its affiliates made other payments to Walmart pursuant to similar arrangements that were awarded by Walmart on a competitive-bid basis. In addition, during fiscal 2012, that banking corporation’s bank subsidiaries made payments of approximately $133,900 to Walmart in connection with the usage of ATM machines located at various Walmart facilities. The leases of banking facility space and ATM sites in various stores remain in effect, and it is anticipated that in fiscal 2013 such banking corporation and its affiliates will pay Walmart approximately $979,500 pursuant to those leases not awarded on a competitive-bid basis, and will make payments of approximately $132,500 relating to ATM usage to Walmart.

Relationships:    Stephen P. Weber, a senior manager in Walmart’s Information Systems Division, is the son-in-law of Michael T. Duke, an Executive Officer. For fiscal 2012, Walmart paid Mr. Weber a salary of $119,692, a bonus of $32,024, and other benefits totaling approximately $16,153 (including Walmart’s matching contributions to Mr. Weber’s 401(k) Plan account and health insurance premiums). For Mr. Weber’s performance in fiscal 2012, he also received a grant of 571 restricted stock rights. Mr. Weber continues to be an Associate, and in fiscal 2013, he may receive compensation and other benefits for his services to Walmart in amounts similar to those received during fiscal 2012.

Timothy K. Togami, a senior director in Walmart’s Human Resources Department, is the brother-in-law of Rollin L. Ford, an Executive Officer. For fiscal 2012, Walmart paid Mr. Togami a salary of $168,044, a bonus of $51,461, and other benefits totaling approximately $25,510 (including Walmart’s matching contributions to Mr. Togami’s 401(k) Plan account and health insurance premiums). For Mr. Togami’s performance in fiscal 2012, he also received a grant of 666 restricted stock rights. Mr. Togami continues to be an Associate, and in fiscal 2013, he may receive compensation and other benefits for his services to Walmart in amounts similar to those received during fiscal 2012.

Charles Ford, the manager of a Walmart store, is the brother of Rollin L. Ford, an Executive Officer. For fiscal 2012, Walmart paid Mr. Charles Ford a salary of $98,000, regional pay zone payments of $9,800, and other benefits totaling approximately $18,698 (including Walmart’s matching contributions to Mr. Charles Ford’s 401(k) Plan account and health insurance premiums). Mr. Charles Ford continues to be an Associate, and in fiscal 2013, he may receive compensation and other benefits for his services to Walmart in amounts similar to those received during fiscal 2012.

COMPANY PROPOSALS

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed E&Y as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2013. E&Y and its predecessor, Arthur Young & Company, have been Walmart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. E&Y served as the Company’s independent accountants for fiscal 2012 and reported on the Company’s consolidated financial statements for that year. Representatives of E&Y will attend the 2012 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of E&Y as the company’s independent accountants for fiscal 2013 is being submitted for ratification at the 2012 Annual Shareholders’ Meeting because the Board believes it is a matter of good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding E&Y’s appointment into consideration in future deliberations. If E&Y’s selection is not ratified at the 2012 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

E&Y’s fees for fiscal 2012 and fiscal 2011 were as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees	$13,498,000	$12,349,000
Audit-Related Fees	$480,000	$1,850,000
Tax Fees	$1,170,000	$2,846,000
All Other Fees	$0	$0
Total Fees	$15,148,000	$17,045,000

A description of the types of services provided in each category is as follows:

Audit Fees – Includes the audit of the company’s annual consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s quarterly reports on 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC.

Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.

Tax Fees – Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

For the above reasons, the Board recommends that the shareholders vote FOR the ratification of E&Y as the company’s independent accountants for fiscal 2013.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act and related SEC rules now require that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our shareholders at least once every three years; however, following the recommendation of our shareholders, our Board has chosen to hold this vote every year.

As described above under “Compensation Discussion and Analysis,” our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CNGC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that is likely to have an impact on shareholder value. Our compensation programs are also designed to balance long-term performance with shorter-term performance, and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance metric or operating division to the detriment of our company as a whole. In the Compensation Discussion and Analysis referred to above, we discuss why we believe the compensation of our NEOs for fiscal 2012 properly reflected our company’s performance in fiscal 2012. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this proxy statement.

The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board or the CNGC. The CNGC will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

In view of the foregoing, shareholders will vote on the following resolution at the 2012 Annual Shareholders’ Meeting:

RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s Proxy Statement for the 2012 Annual Shareholders’ Meeting in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

The Board recommends that shareholders vote FOR this proposal.

SHAREHOLDER PROPOSALS

Our company has received notice of the intention of shareholders to present three separate proposals for voting at the 2012 Annual Shareholders’ Meeting. The text of the shareholder proposals and supporting statements appear exactly as received by our company unless otherwise noted. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart Stores, Inc., c/o Lynn Hancock, Senior Liaison to the Board of Directors, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

Some of the shareholder proposals contain assertions about Walmart or other matters that our company believes are incorrect, but we have not attempted to refute all of those assertions in our statements of opposition following these proposals. The Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Walmart’s statements in opposition following each shareholder proposal.

PROPOSAL NO. 4 – POLITICAL CONTRIBUTIONS REPORT

Resolved, that the shareholders of Wal-Mart Stores, Inc., (“Wal-Mart” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the amounts that the Company has paid or incurred in connection with influencing legislation; participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and attempting to influence the general public, or segments thereof, with respect to elections, legislative matters or referenda.

The report should include (a) contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities and (b) the portions of any dues or other payments that are made to a tax-exempt organization for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e)(1) of the Internal Revenue Code. The report should identify each recipient, the amount paid to each, and the purpose of any contribution or expenditure.

Stockholder Supporting Statement

As long-term shareholders of Wal-Mart, we support transparency and accountability in corporate spending on lobbying and political activities. The expenditures upon which we seek a report are those that Congress has said do not warrant a deduction as an ordinary and necessary business expense, namely, lobbying, participation in the political system by supporting or opposing candidates for office, and trying to influence the general public or segment thereof as to elections, legislative matters or referenda. This includes payments to third parties, including trade associations and other tax-exempt groups, which payments are used for expenditures that would not be deductible if made by the company itself.

Disclosure is consistent with public policy and we believe, in the best interest of the company and its shareholders. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. Moreover, publicly available data does not provide a complete picture of the Company’s lobbying or political expenditures. Thus the Company’s payments to trade associations for these purposes are undisclosed and unknown, as are any payments to tax-exempt groups that work to influence legislation and political campaigns, as well as public opinion that could affect legislation or elections.

The sums involved can be significant. A 2010 Bloomberg story reported that several health insurers donated $86.2 million to the U.S. Chamber of Commerce in 2009-10 for advertisements, polling and grassroots events to drum up opposition to health care reform legislation. A former Federal Election Commission chairman described this figure as “breathtaking”.

We believe that shareholders need improved disclosure in order to fully evaluate the use of corporate assets on these activities. Thus, we urge you to vote FOR this critical governance reform.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 4

Our business is subject to extensive regulation at the federal and state levels. We seek to be an effective participant in the political process by making prudent political contributions consistent with the federal, state, and local laws governing such contributions. We are fully committed to complying with all laws concerning political contributions, including laws requiring public disclosure.

Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, Walmart does not make such contributions. Some of our Associates voluntarily fund a political action committee (“WAL-PAC”) that makes political contributions to state and federal candidates, political party committees, and/or political action committees. The activities of WAL-PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. WAL-PAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, as amended, Walmart submits to Congress quarterly reports, which also are publicly available.

At the state level, both Walmart’s and WAL-PAC’s political contributions also are subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. That information is also publicly available.

As a result of the disclosures mandated by law, the Board has concluded that ample disclosure exists regarding our political contributions to alleviate the concerns cited in this proposal. In addition, the Board believes that the disclosure of the business rationale behind each political contribution would place our company at a competitive disadvantage by revealing our long-term business strategies and priorities. We are also involved in a number of legislative initiatives that could dramatically affect our business and operations. Because parties with adverse interests also participate in the political process for their own business reasons, any unilaterally expanded disclosure by Walmart regarding its political contributions or payments to “trade associations and other tax-exempt groups” could benefit these parties to the detriment of Walmart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 5 – DIRECTOR NOMINATION POLICY

RESOLVED, that shareholders of Wal-Mart Stores, Inc. (“Walmart”) urge the board of directors (the “Board”) to adopt a policy that the Board (based on the Compensation, Nominating and Governance Committee’s recommendation) will nominate at least one director for election at each Walmart annual shareholders’ meeting at which directors are elected who (a) is a current or retired executive officer of a company, government agency or non-profit organization in the healthcare sector and (b) has significant experience in patient safety and quality issues.

The policy should be implemented prospectively and in a manner that does not interfere with the service of any incumbent director or violate any contractual obligation. Compliance should be excused if Walmart’s Board becomes classified.

Supporting Statement

As long-term investors in Walmart, we are concerned that the competencies of Walmart’s board members do not reflect the company’s increasing focus on pharmacy and other healthcare services. The descriptions of directors’ qualifications in the 2010 and 2011 proxy statements do not reflect experience with patient safety or quality of care.

Walmart’s “Health and Wellness” strategic merchandise unit is providing an increasing proportion of Walmart’s net sales for the US segment. This unit includes Walmart’s fast-growing pharmacy and optical services. (10-K for FY 2010, at 6) Humana Walmart-Preferred Rx Plan, launched in 2010, is now the fifth-largest prescription drug plan in the US. (2011 Part D Market Share: A Win for Humana and Walmart (available at http://www.drugchannels.net/2011/04/2011-part-d-market-share-win-for-humana.html). Walmart employed more than 15,000 pharmacists in 2010, serving over 200 million patients per week. (http://www.pharmacytimes.com/publications/career/2010/PharmacyCareers_Fall2010/LargeRetailers-Fall2010)

In addition, walk-in medical clinics, which Walmart says “offer your family walk-in convenience to affordable, quality care,” are being operated (by an independent company) in Walmart stores. (http://www.walmart.com/cp/Walmart-Clinics/1078904) As of December 12, 2011, 152 walk-in clinics were listed on Walmart’s website. (http://i.walmart.com/i/if/hmp/fusion/Clinic_Locations.pdf) In a Request for Information issued in October 2011, Walmart stated that it “intends to build a national, integrated, low-cost primary healthcare platform that will provide preventative and chronic care services that are currently out of reach for millions of Americans” and sought partners for that effort. (http://media.npr.org/assets/blogs/health/images/2011/11/Walmarthealthpartnerships.pdf) Although Walmart subsequently denied that it intends to build such a platform, the possibility remains that Walmart will expand its healthcare offerings.

Oversight of risk and compliance is a key board function at companies providing health care services. A 2007 publication by the Department of Health and Human Services Office of the Inspector General and the American Health Lawyers Association emphasized directors’ fiduciary responsibilities to oversee quality of care. (Corporate Responsibility and Health Care Quality: A Resource for Health Care Boards of Directors, at 2 (2007) (available at http://oig.hhs.gov/fraud/docs/complianceguidance/CorporateResponsibilityFinal%209-4-07.pdf)

Walmart’s increased emphasis on healthcare creates new risks–financial and reputational–that its board must oversee. We agree with Deloitte’s corporate governance center that a proactive approach to board composition, one that focuses on the company’s future, is most effective. (“Creating the Board Your Company Deserves,” at 1-2 (available at www.corpgov.deloitte.com))

We urge shareholders to vote for this proposal.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 5

As previously discussed in this proxy statement under the heading “Nomination Process for Director Candidates,” the CNGC engages in a rigorous and dynamic process for identifying and evaluating potential candidates and recommending candidates to the Board for nomination for election to the Board. In discharging its duties to identify qualified and diverse candidates for the Board, the CNGC regularly reviews the composition of the Board and its committees and determines whether the addition of one or more directors with particular experience, skills, or characteristics would make the Board and its committees more effective. To that end, the CNGC engages SpencerStuart, the company’s director candidate search consultant, to seek out candidates who have the experience, skills, and characteristics that the CNGC has determined as necessary to serve as an effective member of the Board.

As also previously explained in this proxy statement, candidates for nomination to the Board are selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the CNGC may determine as qualifying candidates for service on the Board. Ultimately, when assessing a potential candidate, the CNGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s execution of its responsibilities.

The CNGC and the Board recognize the importance of healthcare-related services and products to our customers, as well as the importance of many other services and products to our customers. Our Board and the Audit Committee are fully engaged with management regarding the company’s processes and policies with respect to risk assessment and management, including any potential risks pertaining to healthcare-related services and products offered by our company. We believe, however, that adopting the policy described in this shareholder proposal would unduly limit the ability of the CNGC and the Board to review and select potential nominees who, in their judgment, have the combination of experience, skills, and characteristics that are best suited to oversee the company’s complex, global business operations and oversee the company and its management in achieving the company’s strategic priorities and evolving business objectives.

Further, shareholders already have an adequate means for recommending candidates for nomination to the Board whom shareholders believe have certain experience, skills, or expertise that might benefit the company and its shareholders. As described under the heading “Nomination Process for Director Candidates” in this proxy statement, shareholders may follow the listed procedures to recommend candidates for nomination for election to the Board who meet the minimum qualifications for a director candidate as described in this proxy statement. All shareholder recommendations of potential Board candidates are submitted to the CNGC for its review, analysis, and consideration, and candidates who are recommended by shareholders and who meet the minimum qualifications described in the proxy statement will be evaluated by the CNGC on the same basis as all other director candidates.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 6 – REPORT REGARDING INCENTIVE COMPENSATION PROGRAMS

RESOLVED, that shareholders of Wal-Mart Stores, Inc. (“Walmart”) urge the board of directors (the “Board”) to adopt a policy that the Compensation, Nominating and Governance Committee (the “Committee”) will annually analyze and report to shareholders (at reasonable expense and omitting proprietary information) on whether Walmart’s incentive compensation plans and programs, considered together, provide appropriate incentives to discourage senior executives from making investments that result in declining rates of return on investment, taking into account the following over the previous three years:

•	The relationship between growth in invested capital and growth in operating income;

•	Trends in return on investment (ROI);

•	The relationship between same-store sales growth (also known as comparable store sales) and total sales growth;

•	The adjustments made to Walmart’s reported results in connection with the measurement of performance for performance-based plans; and

•	The extent to which sales at stores open for more than one year declined because of sales at newly-opened stores (the “cannibalization rate”).

Supporting Statement

As Walmart employees and long-term shareholders, we believe that incentive compensation plans and programs for senior executives should encourage sustainable value creation. We are concerned that recent decisions by the Committee may overemphasize sales growth even when that growth is resulting in declining rates of return on investment, and in some cases does not produce returns that cover the cost of capital.

Specifically, the replacement of same-store sales growth–a metric Walmart has repeatedly touted as critically important–with total sales growth as the sales metric under Walmart’s performance share program risks encouraging senior executives to invest in new stores even if doing so leads to cannibalization of existing stores’ sales and lower returns on investment. During fiscal years 2010 and 2011 same-store sales and total sales growth moved in opposite directions, and since 2007 the growth in invested capital has been significantly greater than the growth in operating income, reinforcing our concerns. We also note that, based on Walmart’s disclosures, the rate of cannibalization increased significantly from approximately 30% in 2010 to 46% in 2011.

Walmart asserts in its 2011 proxy statement that the use of operating income growth for the annual incentive plan balances the sales and ROI metrics used in the long-term plan. The operating income measure is adjusted “to ensure that [Walmart’s] incentive plans reward underlying operational performance, disregarding factors that are beyond the control of [Walmart’s] executives.” (2011 Proxy Statement, at 27) We disagree, however, that at least one adjustment listed in the proxy–accruals for litigation settlements–is “beyond the control” of Walmart’s senior executives.

This proposal asks the Board to commit to a policy that the Committee will annually analyze and report to shareholders on whether incentive compensation arrangements encourage investments that result in declining returns on investment, taking into account specified factors. In our view, requiring such an analysis and report will focus the Committee on ensuring that incentives for senior executives promote long-term value creation for shareholders.

We urge shareholders to vote for this proposal.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 6

The CNGC is responsible for, among other things, establishing and verifying the attainment of performance goals under our performance-based incentive compensation plans. The members of the CNGC discharge this responsibility with a high degree of care and professionalism, reviewing executive compensation matters, including incentive compensation matters, at multiple meetings throughout the year. For example, in fiscal 2012, the CNGC considered executive compensation matters, including the selection of performance metrics and performance goals applicable to our senior executives’ performance-based compensation and the review of the company’s performance against those metrics, at seven separate meetings. The CNGC analyzes the company’s incentive compensation programs and the behavior encouraged by those programs far more frequently than is requested by this shareholder proposal.

We believe that our incentive compensation programs provide appropriate incentives to our senior executives to manage the company in a manner that will help us achieve our strategic priorities of growth, leverage, and returns, and, therefore, maximize shareholder value. As discussed in the CD&A included in this proxy statement (and in previous proxy statements), the CNGC has concluded that the design of our performance-based incentive compensation programs strikes an appropriate balance between rewarding both annual and long-term performance and mitigates the risk that our senior executives will make decisions that overemphasize any single performance metric to the detriment of the company as a whole.

Reflecting the balanced approach taken in our incentive compensation programs, return on investment (“ROI”) is a key performance measure used in determining the amount of incentive compensation our NEOs receive through our long-term performance share plan. Even a slight fluctuation in ROI performance can lead to a meaningful reduction in our NEOs’ performance share-based incentive compensation. As explained in the CD&A included in this proxy statement, we fell short of our target ROI goal under our long-term incentive plan. This resulted, with the exception of one of our NEOs, in our NEOs falling short of target performance under our performance share plan in fiscal 2012. Further, because we average three separate years of performance to determine the three-year payout under our performance share program, not only did this result in a lower performance share payout for fiscal 2012, but it will also impact our NEOs’ performance share payouts for fiscal 2013 and fiscal 2014 as well. The importance of ROI performance to our NEOs’ total compensation is described in the narrative in the CD&A and is clearly depicted in charts included in the CD&A in this proxy statement.

The CNGC, through its regular review and approval of the performance measures applicable to performance-based compensation, already analyzes whether our incentive compensation programs appropriately incentivize our senior executives to achieve our strategic priorities, including the strategic priority of returns. The CNGC, via the CD&As included in the company’s annual proxy statements, already reports to shareholders on an annual basis regarding the relationship between our incentive compensation programs and the company’s ROI performance and how the company’s ROI performance may have a meaningful impact on the amount of compensation our NEOs receive. Commensurate with its responsibilities, the CNGC will continue to analyze whether the performance measures used in our incentive compensation programs properly incentivize our senior executives to achieve the company’s strategic priorities in light of the company’s evolving business strategy, and consistent with the rules and regulations of the SEC, the CNGC’s analyses of our incentive compensation programs will continue to be reported to shareholders in our annual proxy statements.

Furthermore, because the Board has approved an annual shareholder advisory vote on the compensation of our NEOs, we believe that our shareholders have an adequate opportunity to express their approval or disapproval of the company’s incentive compensation plans and programs each year.

Because the CNGC already regularly analyzes whether our incentive compensation programs provide proper incentives to our NEOs to achieve our company’s strategic priorities (including ROI) and because our shareholders already receive annual reports on those matters in the CD&As in our annual proxy statements, we believe that the adoption of the policy requested by the proposal is unnecessary, duplicative of practices already followed by the CNGC and our company, and would result in an expenditure of Walmart’s resources and our management’s and directors’ time that ultimately would not be in our shareholders’ best interests.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Jeffrey J. Gearhart

Secretary

Bentonville, Arkansas

April 16, 2012

ADMITTANCE SLIP

2012 ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	2012 ANNUAL SHAREHOLDERS’ MEETING REMINDERS

Time:  June 1, 2012, 7:00 a.m. Central Time

Casual dress is recommended.

Photographs and videos taken at the meeting may be used by Walmart. By attending, you waive any claim or rights to these photographs and videos and their use.

1.   If you received your proxy materials by mail, please bring this admittance slip. Otherwise, please bring your notice of availability of proxy materials, account statement, or other written proof of ownership of Walmart stock. Also, please bring a picture I.D.

2.   Security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.   Camcorders or videotaping equipment are not allowed.

WAL-MART STORES, INC.

C/O PROXY SERVICES

P.O. BOX 9163

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on May 31, 2012. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 29, 2012. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart’s corporate website at www.walmartstores.com/annualmeeting.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2012. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 29, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided and return it promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44936-P21776                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WAL-MART STORES, INC.
The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposals 4 through 6.
1.	Election of Directors
				For	Against	Abstain
	Nominees:										For	Against	Abstain
	1a.	Aida M. Alvarez		☐	☐	☐		1m.	Jim C. Walton		☐	☐	☐
	1b.	James W. Breyer		☐	☐	☐		1n.	S. Robson Walton		☐	☐	☐
	1c.	M. Michele Burns		☐	☐	☐		1o.	Christopher J. Williams		☐	☐	☐
	1d.	James I. Cash, Jr.		☐	☐	☐		1p.	Linda S. Wolf		☐	☐	☐
	1e.	Roger C. Corbett		☐	☐	☐	Company Proposals:
	1f.	Douglas N. Daft		☐	☐	☐	2.	Ratification of Ernst & Young LLP as Independent Accountants			☐	☐	☐
	1g.	Michael T. Duke		☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation			☐	☐	☐
	1h.	Marissa A. Mayer		☐	☐	☐
	1i.	Gregory B. Penner		☐	☐	☐	Shareholder Proposals:
	1j.	Steven S Reinemund		☐	☐	☐	4.	Political Contributions Report			☐	☐	☐
	1k.	H. Lee Scott, Jr.		☐	☐	☐	5.	Director Nomination Policy			☐	☐	☐
	1l.	Arne M. Sorenson		☐	☐	☐	6.	Report Regarding Incentive Compensation Programs			☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Annual Shareholders’ Meeting

June 1, 2012 at 7:00 A.M. Central Time

Bud Walton Arena, University of Arkansas

Fayetteville, Arkansas

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44937-P21776

WAL-MART STORES, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL SHAREHOLDERS’ MEETING OF WAL-MART STORES, INC.

TO BE HELD ON JUNE 1, 2012

I have received the Notice of 2012 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 1, 2012, and the related Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Walmart”) Board of Directors. I appoint S. ROBSON WALTON and MICHAEL T. DUKE, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote the shares unless you sign and return this card, vote by Internet, or vote by telephone.

If you do not specify how the proxy should be voted, it will be voted “FOR” each of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposals 4 through 6.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, or in another capacity, please indicate full title as such.